Filed Pursuant to Rule 424(b)(3)
Registration No. 333-264115

PROSPECTUS SUPPLEMENT NO. 15

(To the Prospectus dated May 13, 2022)

128,397,923 Shares of Common Stock

This prospectus supplement supplements the prospectus, dated May 13, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-264115). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 6, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale or other disposition from time to time of (i) up to 3,397,923 shares of our common stock, $0.0001 par value per share, issuable upon the exercise of a warrant to purchase our common stock (the “GEM Warrant”) and (ii) up to 125,000,000 shares of our common stock by GEM Yield Bahamas Ltd. (“GYBL”) and GEM Global Yield LLC SCS (“GEM Investor”), or other selling securityholders.

The shares of common stock being offered by the selling securityholders have been or may be issued pursuant to the Share Purchase Agreement, dated December 12, 2021, that CITIC Capital Acquisition Corp. entered into with GYBL and GEM Investor (as amended, the “GEM Agreement”). We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling securityholders. However, we will receive proceeds from any shares issued pursuant to the exercise of the GEM Warrant through the payment of the exercise price in cash and the sale of common stock from any draw downs under the GEM Agreement.

Our common stock and warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “QNGY” and “QNGY WS,” respectively. Trading in these securities was suspended on the NYSE after the market close on November 8, 2022. On February 3, 2023, the last reported sales price of our common stock on the over-the-counter market was $0.038 per share (symbol: QNGYQ) and the last reported sales price of our warrants was $0.0044 per warrant (symbol: QNGYWQ).

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 8 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated February 6, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 02, 2023

Quanergy Systems, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39222	88-0535845
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

433 LAKESIDE DRIVE SUNNYVALE, California	94085
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 408 245-9500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	QNGY	New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $230.00 per share	QNGY WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 13, 2022, on December 13, 2022, Quanergy Systems, Inc. (the “Company”) filed a voluntary petition (Case No. 22-11305) for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (such court, the “Court” and such case, the “Case”).

On February 3, 2023, the Company entered into an Asset Purchase Agreement (the “Purchase Agreement”) with ROLISI, LLC (the “Buyer”) to sell substantially all of its assets pursuant to a sale conducted under Section 363 of the U.S. Bankruptcy Code (the “Asset Sale”). The Purchase Agreement provides for aggregate consideration in the amount of up to $3,150,000 (“Purchase Price”).

The Purchase Agreement contains customary representations, warranties, covenants and closing conditions that are subject to certain limitations.

The sale was subject to the final order of the Court, and on February 2, 2023, the Court approved the Asset Sale to Buyer pursuant to the Purchase Agreement. On February 3, 2023, the Company completed the Asset Sale.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Purchase Agreement has been filed with this Current Report on Form 8-K to provide investors and security holders with information regarding the Purchase Agreement’s terms. They are not intended to provide any other factual information about Buyer. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and as of the specific date therein, were solely for the benefit of the parties to the Purchase Agreement and may be subject to important limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or its subsidiaries. Moreover, information concerning the subject matter of such representations, warranties and covenants may change after the date of the Purchase Agreement containing them, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 1.03.	Bankruptcy or Receivership.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01.	Other Events.

On January 20, 2023, the Company filed its monthly operating report with the Court for the period beginning December 13, 2022 and ending December 31, 2022 (the “Monthly Operating Report”). The Monthly Operating Report is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Cautionary Note Regarding the Monthly Operating Report

The Company cautions investors and potential investors not to place undue reliance upon the information contained in the Monthly Operating Report, which was not prepared for the purpose of providing the basis for an investment decision relating to any Company securities. The Monthly Operating Report is limited in scope and has been prepared solely for the purpose of complying with requirements of the Bankruptcy Court. The Monthly Operating Report was not reviewed by independent accountants, is in a format prescribed by applicable bankruptcy laws, and is subject to future adjustment. The financial information in the Monthly Operating Report is not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), and, therefore, may exclude items required by GAAP, such as certain reclassifications, eliminations, accruals, valuations and disclosures. The Monthly Operating Report also relates to a period that is different from the historical periods required in the Company’s reports pursuant to the Securities Exchange Act of 1934, as amended.

Cautionary Note Regarding Trading in the Company’s Securities

The Company cautions that trading in the Company’s securities during the pendency of the Case is highly speculative and poses substantial risks. Trading prices for the Company’s securities may bear little or no relationship to the actual recovery, if any, by holders of the Company’s securities in the Case. Accordingly, the Company urges extreme caution with respect to existing and future investments in its securities.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “project,” “will likely result” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. All statements, other than statements of present or historical fact included in this Current Report on Form 8-K, are forward-looking statements, including statements regarding the anticipated process for the approval of, and solicitation of votes for, the Purchase Agreement and the Asset Sale. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: risks and uncertainties associated with the Case; the risk that the Company will likely not be able to continue as a going concern and holders of its common stock could suffer a total loss of their investment; risk related to trading in the Company’s common stock and warrants during the pendency of the Case, which is highly speculative and poses substantial risks; the risk that the Company’s equity securities will be canceled or that holders of such equity will not receive any distribution with respect to, or be able to recover any portion of, their investments; the risk that if the Company is not able to obtain confirmation of a Plan, it could be required to liquidate under Chapter 7 of the Bankruptcy Code; changes in domestic and foreign business, market, financial, political and legal conditions; the overall level of consumer demand for the Company’s products; general economic conditions and other factors affecting consumer confidence, preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the financial strength of the Company’s customers; the Company’s ability to implement its business strategy; changes in governmental regulation, the Company’s exposure to litigation claims and other loss contingencies; disruptions and other impacts to the Company’s business, as a result of the COVID-19 global pandemic and government actions and restrictive measures implemented in response; stability of the Company’s suppliers and the impact of supply chain constraints, as well as consumer demand for its products; the impact that global climate change trends may have on the Company and its suppliers and customers; the Company’s ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, the Company’s information systems; fluctuations in the price, availability and quality of electricity and other raw materials and contracted products as well as foreign currency fluctuations; the Company’s ability to utilize potential net operating loss carryforwards; changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks; and other risks and uncertainties indicated in the Company’s filings with the SEC, including under the “Risk Factors” heading of the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 14, 2022. In addition, forward-looking statements reflect the Company’s expectations, plans or forecasts of future events and views only as of the date of this Current Report on Form 8-K. The Company anticipates that subsequent events and developments will cause its assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, except as required by law.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Asset Purchase Agreement, dated February 3, 2023, by and between ROLISI, LLC and Quanergy Systems, Inc.

99.1	Monthly Operating Report, for the period covering December 13, 2022 through December 31, 2022, filed with the United States Bankruptcy Court for the District of Delaware.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUANERGY SYSTEMS, INC.

Dated: February 6, 2023	By:	/s/ Patrick Archambault
Patrick Archambault Chief Financial Officer

Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

ROLISI, LLC, or its Designee

and

QUANERGY SYSTEMS, INC.

dated as of

February 3, 2023

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE		2
1.1	Purchase and Sale of the Transferred Assets	2
1.2	Assumption/Assignment of Contracts and Rights; Executory Contract Designation	8

ARTICLE II BANKRUPTCY COURT APPROVAL AND OTHER MATTERS		9
2.1	Bankruptcy Court Matters	9
2.2	Entry of Order Approving Sale	10
2.3	Certain Bankruptcy Undertakings by Seller	11
2.4	Section 363(b)(1)(A)	12
2.5	Sale Free and Clear	12

ARTICLE III INSTRUMENTS OF TRANSFER AND ASSUMPTION		12
3.1	Transfer Documents	12
3.2	Transfer Documents	12

ARTICLE IV CONSIDERATION; ALLOCATION		13
4.1	Consideration and Deposit	13
4.2	Allocation	14
4.3	Withholding	14

ARTICLE V CLOSING		14
5.1	Closing Date	14

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF SELLER		14
6.1	Organization, Qualification and Authority	14
6.2	Authorization, Execution and Delivery of Agreement and Transaction Documents	15
6.3	Title to and Condition of Assets	15
6.4	Legal Proceedings	15
6.5	Real Property	16
6.6	Tangible Personal Properties	16
6.7	No Violation of Laws or Agreements	16
6.8	Employee Benefits; ERISA Matters; Employees and Independent Contractors	17
6.9	Financial Statements	17
6.10	Absence of Certain Changes	18
6.11	Contracts	18
6.12	Customers; Suppliers	19
6.13	Intellectual Property; Privacy	19
6.14	Labor Matters	22
6.15	Environmental Matters	23
6.16	Compliance with Laws	23
6.17	Prepaid Expenses; Deferred Revenue	23
6.18	Brokers	24
6.19	Permits	24
6.20	Insurance	24

i

6.21	Taxes; Tax Returns	24
6.22	Undisclosed Liabilities	24
6.23	No Additional Representations	25

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF BUYER		25
7.1	Organization, Qualification and Authority	25
7.2	Authorization, Execution and Delivery of Agreement and Transaction Documents	25
7.3	Brokers	25
7.4	No Violation of Laws or Agreements	25
7.5	No Additional Representations	25

ARTICLE VIII COVENANTS AND AGREEMENTS		26
8.1	Conduct of Business	26
8.2	Mutual Covenants	28
8.3	Notification of Certain Matters	28
8.4	Access to Information	29
8.5	Public Announcement	29
8.6	Taxes	29
8.7	Employees	30
8.8	Further Assurances; Post-Closing Access	31
8.9	Confidentiality	31
8.10	No Survival of Representations and Warranties	32
8.11	Communications and Activities with Customers and Suppliers	32
8.12	Waiver and Release	32
8.13	Receivables	32
8.14	Later Identified Assets	33

ARTICLE IX CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE		33
9.1	Accuracy of Representations and Warranties; Performance of this Agreement	33
9.2	No Material Adverse Effect	34
9.3	Officer’s Certificate	34
9.4	Transfer Documents	34
9.5	Bankruptcy Matters	34
9.6	No Injunction	34
9.7	Winning Bidder	34
9.8	Required Consents	34

ARTICLE X CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE		34
10.1	Accuracy of Representations and Warranties; Performance of this Agreement	34
10.2	Officer’s Certificate	35
10.3	Transfer Documents	35
10.4	Bankruptcy Matters	35
10.5	Winning Bidder	35

ii

ARTICLE XI TERMINATION		35
11.1	Breaches and Defaults; Opportunity to Cure	35
11.2	Termination	35
11.3	Effect of Termination	36
11.4	Exclusive Remedies	36

ARTICLE XII MISCELLANEOUS		36
12.1	Notices	36
12.2	Expenses	37
12.3	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	38
12.4	Assignment	38
12.5	Successors and Assigns	38
12.6	Amendments; Waivers	38
12.7	Entire Agreement	38
12.8	Counterparts	39
12.9	Severability	39
12.10	Section Headings	39
12.11	Interpretation	39
12.12	Third Parties	39
12.13	Specific Performance	39
12.14	No Implied Representations; Non-Reliance	39
12.15	Disclosure Schedule and Exhibits	40
12.16	Non-Recourse	40
12.17	Definitions	41

EXHIBITS

Exhibit A – Form of Bill of Sale, Assignment and Assumption Agreement

Exhibit B – Form of Intellectual Property Assignment Agreement

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 29, 2023 by and between ROLISI, LLC, a Florida limited liability company or its designee (“Buyer”), and Quanergy Systems, Inc., a Delaware corporation (“Company” or “Seller”). Capitalized terms used but not defined in the context in which they are used shall have the respective meanings assigned to such terms in Section 12.17.

WHEREAS, on December 13, 2022, Seller filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. § 101, et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court” and the case arising under such petition, the “Voluntary Bankruptcy Case”);

WHEREAS, Seller is engaged in the business of designing, developing, marketing and selling Light Detection and Ranging (“LiDAR”) sensors and 3D perception software solutions that enable intelligent, real-time detection, tracking and classification of objects in mission-critical markets (the “Business”);

WHEREAS, Seller desires to sell, transfer, convey, assign and deliver to Buyer, in accordance with Sections 105, 363 and 365 and the other applicable provisions of the Bankruptcy Code, all of the Transferred Assets, free and clear of all Liens, together with the Assumed Liabilities of Seller, upon the terms and subject to the conditions set forth in the Agreement (collectively with the transactions contemplated by this Agreement and the other Transaction Documents, the “Transaction”);

WHEREAS, Buyer wishes to purchase and take delivery of the Transferred Assets and assume the Assumed Liabilities upon such terms and subject to such conditions;

WHEREAS, the Transferred Assets will be purchased and the Assumed Liabilities will be assumed, in each case by Buyer pursuant to the Sale Order all in the manner and subject to the terms and conditions set forth in this Agreement and the Sale Order and in accordance with Sections 105, 363 and 365 and other applicable provisions of the Bankruptcy Code;

WHEREAS, the execution and delivery of this Agreement and Seller’s ability to consummate the Transactions are subject, among other things, to the entry of the Sale Order; and

WHEREAS, the board of directors of Seller has determined that it is advisable and in the best interests of Seller and its constituencies to enter into this Agreement and to consummate the Transactions provided for herein, subject to entry of a final Sale Order, and each has approved the same.

WHEREAS, the transactions contemplated by this Agreement are subject to approval of the Bankruptcy Court and will be consummated only pursuant to the Bidding Procedures (as defined below) and, if Buyer is the Successful Bidder, the Sale Order (as defined below) to be entered by the Bankruptcy Court in the Voluntary Bankruptcy Case.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Purchase and Sale of the Transferred Assets.

(a) Transferred Assets. Pursuant to sections 105, 363, and 365 of the Bankruptcy Code and on the terms and subject to the conditions set forth in this Agreement and (if Buyer is the Successful Bidder) the Sale Order and subject to the exclusions set forth in Section 1.1(b), at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and take assignment and delivery from Seller, all of Seller’s rights, title and interest in, to and under all assets, properties, rights and claims (other than the Excluded Assets and the Designation Rights Assets) of every kind and description, wherever situated or located, real, personal, or mixed, tangible or intangible (including goodwill), contingent, owned, leased, or licensed, used or held for use in, or otherwise relating to, useful in or necessary for the conduct of the Business, whether or not reflected on the books and records of Seller, as the same shall exist on the Closing Date (collectively, the “Transferred Assets”), free and clear of all Liens to the maximum extent permitted by Sections 105, 363 and 365 of the Bankruptcy Code. Without limiting the foregoing, the Transferred Assets shall include all of Seller’s right, title and interest in, to and under the following:

(i) all Contracts, including IP Licenses and Real Property Leases, which are set forth on Section 1.1(a)(i) of the Disclosure Schedule (the “Assumed Contracts”);

(ii) except as set forth on Section 1.1(b)(vi) of the Disclosure Schedule, originals, or where not available, copies, of all books, records, Tax Returns, information, files and data, including, but not limited to, books of account and ledgers, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Entity), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, marketing and promotional surveys, material and research and files relating to Seller Intellectual Properties and the IP Licenses and including any Tax Returns or information relating to any Taxes imposed on or with respect to the Transferred Assets or the Assumed Liabilities (other than those that relate solely to Excluded Assets or Excluded Liabilities);

(iii) all warranties, representations, guarantees, indemnities or similar rights made or granted by third parties, including suppliers, manufacturers and contractors, to the extent affecting, benefiting or relating to the any of the Transferred Assets;

(iv) all deposits, advances, prepaid expenses, accrued rebates and credits of Seller related to the Business or any of the Transferred Assets;

(v) all furniture, fixtures (excluding real property fixtures), equipment, uniforms, machinery, motor vehicles, tools, point of sale systems, vehicles, office equipment, supplies, inventory, computers, servers, tablets, hardware, information technology infrastructure, telephones, assets leased to third parties pursuant to any Assumed Contracts, and other tangible personal property of any kind (including, without limitation the items listed on Section 1.1(a)(v) of the Disclosure Schedule);

(vi) all Seller-Owned Intellectual Property and all of Seller’s rights therein;

(vii) all of Seller’s rights to any Seller Intellectual Property that is not Seller-Owned Intellectual Property;

(viii) all rights to Licensed Intellectual Property obtained by Seller pursuant to any Assumed Contract;

(ix) all goodwill, payment intangibles and general intangible assets and rights of Seller to the extent relating to the Business or the Transferred Assets, including, without limitation, the name “Quanergy Systems, Inc.” and all derivations thereof;

(x) all Permits (including Permits set forth on Section 1.1(a)(x) of the Disclosure Schedule) and all pending applications therefor, which are held by Seller, other than those Permits or pending applications therefor which are not transferable pursuant to their terms and in accordance with applicable Laws;

(xi) all rights to any Legal Proceedings available to or being pursued by Seller against a counterparty to any Assumed Contract, whether arising by way of counterclaim or otherwise;

(xii) all rights of Seller (i) under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with current or former employees and agents of Seller or with third parties, including, without limitation, non-disclosure or confidentiality, non-compete, or non-solicitation agreements entered into in connection with the sale of the Seller’s assets and all rights of Seller, whether under a Contract or otherwise, concerning obligations not to disclose confidential materials or information or trade secrets concerning the Business or the Transferred Assets and all obligations not to compete with the Business that any current or former employee owes to Seller and (ii) subject to section 363(b)(1)(A) of the Bankruptcy Code, to the telephone and facsimile numbers and email addresses, as well as rights to receive mail and other communications addressed to Seller related to the Transferred Assets (including mail and communications from customers, suppliers, distributors and agents); and

(xiii) any other assets, properties and rights set forth on Section 1.1(a)(xiii) of the Disclosure Schedule.

(b) Excluded Assets. Notwithstanding anything to the contrary herein, the following assets and properties of, or in the possession of, Seller (collectively, the “Excluded Assets”) shall be retained by Seller and shall be excluded from the Transferred Assets:

(i) the Closing Cash Consideration;

(ii) all bank accounts, cash and cash equivalents held by Seller except as set forth in Section 1.1(b)(ii);

(iii) any Permits that are not transferable pursuant to their terms and in accordance with applicable Laws;

(iv) all Contracts and Leases that are not Assumed Contracts including, without limitation, the Contracts and Leases set forth on Section 1.1(b)(iv) of the Disclosure Schedule (the “Excluded Contracts”) and all deposits exclusively related thereto;

(v) all Avoidance Actions;

(vi) any of the following books and records: corporate seals, organizational documents, minute books, stock books, income and franchise Tax Returns, books of account or other records exclusively having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records (other than personnel files of the Transferred Employees) and the books and records set forth on Section 1.1(b)(vi) of the Disclosure Schedule that Seller is prohibited from disclosing or transferring to Buyer under applicable Law or are required by applicable Law to retain;

(vii) any directors and officers insurance policy of Seller;

(viii) all Tax assets (including any Tax attributes, Tax deposits, Tax refunds, Tax credits, prepayments, or other Tax assets and any other rights relating to the recovery or recoupment of Taxes) of Seller or any Affiliate of Seller to the extent attributable to any taxable period (or portion thereof) ending on or before the Closing Date;

(ix) equity securities or other ownership interests of Seller (or any of its Subsidiaries or Affiliates);

(x) all interests of Seller under the Transaction Documents;

(xi) all privileged communications between Seller and any of its advisors to the extent primarily related to the sale of the assets and liabilities of the Business in accordance with sections 105, 363, 365, and other applicable provisions of the Bankruptcy Code;

(xii) all claims and causes of action, if any, that exclusively relate to any Excluded Asset or Excluded Liability;

(xiii) any assets, properties and rights set forth on Section 1.1(b)(xiv) of the Disclosure Schedule; and

(xiv) all accounts or notes receivable (whether current or non-current) held by Seller and any security, Claim, remedy or other right related to any of the foregoing (“Accounts Receivable”).

Notwithstanding the foregoing Section 1.1(a) or Section 1.1(b), Buyer shall have the right, exercisable in Buyer’s sole discretion at any time up to and including the Closing Date, to designate or re-designate any assets, properties and/or rights as Transferred Assets, Excluded Assets or Designation Rights Assets; provided, however, that any exercise of such right shall not (A) affect the Consideration or (B) designate any Excluded Asset expressly set forth in Sections 1.1(b)(i), 1.1(b)(ii), and 1.1(b)(v) through 1.1(b)(xiv) above as a Transferred Asset or Designation Rights Asset.

(c) Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement and subject to the exclusions set forth in Section 1.1(d), as partial consideration for the Transferred Assets, Buyer shall, effective at the time of the Closing, assume and thereafter pay, discharge and perform in accordance with their respective terms, subject to all defenses or counterclaims with respect thereto, the Assumed Liabilities. “Assumed Liabilities” shall mean only the following liabilities of Seller, and no other liabilities:

(i) except as otherwise provided in this Agreement, all Liabilities with respect to the ownership and operation of the Transferred Assets arising after the Closing Date;

(ii) all Liabilities arising from warranty or servicing claims asserted after the Closing Date with respect to any product sold by Seller within the six (6) month period prior to the Closing Date;

(iii) all Liabilities of Seller exclusively arising under each of the Assumed Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date and do not arise from any failure to perform, improper performance, warranty, or other default by Seller or any other Person on or prior to the Closing;

(iv) all Cure Costs required in connection with the assumption and assignment of the Assumed Contracts, which Cure Costs shall not exceed the greater of (i) the amounts set forth in the column entitled “Cure Amount” for such Assumed Contracts in Schedule A to the Notice of (I) Potential Assumption and Assignment of Executory Contracts and Unexpired Leases and (II) Cure Amounts that was filed by the Company with the Bankruptcy Court on December 29, 2022 (the “Cure Schedule”) or (ii) if such amount has been disputed by the counterparty to such Assumed Contract pursuant to a timely filed objection, the amount of Cure Costs as finally determined for such Assumed Contract; and

(v) any Taxes relating to the Business, the Transferred Assets or the Assumed Liabilities for any taxable period (or portion thereof) beginning after the Closing Date (except to the extent excluded under Section 1.1(d)(xiv)).

The transactions contemplated by this Agreement shall in no way expand the rights or remedies of any third party against Buyer or Seller as compared to the rights and remedies that such third party would have had against Buyer or Seller absent the Voluntary Bankruptcy Case or Buyer’s assumption of such Assumed Liabilities. Other than the Assumed Liabilities, Buyer is not assuming and shall not be liable for any Liabilities of Seller.

(d) Excluded Liabilities. Notwithstanding any other provision of this Agreement, Buyer is assuming only the Assumed Liabilities and is not assuming and shall not be responsible to pay, perform, or discharge any other Claim against or Liability of Seller or any of its Affiliates of any kind or nature whatsoever. All such other Claims or Liabilities, whether known or unknown, direct or contingent, in litigation or threatened, or not yet asserted, shall be retained by and remain sole Claims and Liabilities of Seller (all such Claims and Liabilities not being assumed herein, are referred to as the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:

(i) any Liability of Seller relating to and arising from Seller’s operation of the Business or the Transferred Assets prior to the Closing, including, without limitation, accrued compensation, employee expenses and benefits of Employees;

(ii) any Liability of Seller arising out of or resulting from their compliance or noncompliance with any Law or breach or default under any Contract;

(iii) any Liability of Seller in respect of any pending or threatened Legal Proceeding arising out of, relating to, or otherwise in respect of the operation of the Business or the Transferred Assets to the extent such Legal Proceeding relates to such operation on or prior to the Closing Date;

(iv) any Liability of Seller arising under or in connection with any Employee Plans of, or maintained or required to be maintained, by Seller;

(v) any Liability of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of the Transaction Documents and the Transactions, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers, and any other Person, including any Liability of Seller to pay any fees or commission to any broker or finder in connection with the Transactions contemplated by this Agreement;

(vi) any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors, or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, or employee deferred compensation, including stock option plans, grants, and agreements, severance, retention, termination, or other payments;

(vii) any Liabilities to indemnify, reimburse, or advance amounts to any present or former officer, director, employee, agent or other Person of Seller (including with respect to any breach of fiduciary obligations by same);

(viii) any Liability for (i) Taxes of Seller (or any member or Affiliate of Seller) including any Liability for Taxes of Seller (or any member or Affiliate of Seller) for which Buyer may be liable under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law; (ii) Taxes relating to or arising from the Business, the Transferred Assets, or the Assumed Liabilities for any taxable period (or portion thereof) ending on or before the Closing Date; and (iii) all Transfer Taxes;

(ix) any Liability relating to or arising out of the Designation Rights Assets (except as expressly set forth in Section 1.1(e)) and Excluded Assets (unless and until such time as a Designation Rights Asset or an Excluded Asset, with respect to the Liabilities exclusively relating to or arising out of such Designation Rights Asset or Excluded Asset, becomes a Transferred Asset pursuant to the terms of this Agreement and only to the extent expressly set forth in Section 1.1(c) with respect to any such Transferred Asset);

(x) all trade accounts payable of Seller;

(xi) any Liabilities under (A) the Excluded Contracts or (B) any other Contracts (1) that are not validly and effectively assigned to Buyer pursuant to this Agreement; or (2) to the extent such Liabilities arise out of or relate to a breach (excluding those covered by Cure Costs) by Seller of such Contracts prior to the Closing;

(xii) any Liabilities associated with debt, loans, or credit facilities of either or both Seller and the Business;

(xiii) any Liability to the extent relating to any Excluded Asset or that is not an Assumed Liability;

(xiv) any Liability of Seller for Taxes of another Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), any transferee or successor provision of Law, or by operation of Contract;

(xv) any Taxes relating to the Business, the Transferred Assets or the Assumed Liabilities for any taxable period (or portion thereof) beginning on or before the Closing Date; and

(xvi) any Liability not expressly assumed by Buyer in this Agreement.

(e) Designation Rights Assets.

(i) Buyer shall have the right, by written notice to Seller at any time up to and including the Closing Date, to specify that any Contract and/or asset that is not a Transferred Asset shall be held by Seller (and, to the extent a Contract, not rejected pursuant to Section 365 of the Bankruptcy Code) (any such Contract or asset, including as set forth in Section 1.1(e) of the Disclosure Schedule, a “Designation Right Asset”) for the duration of the Designation Rights Period, as applicable; provided that, with respect to any such Designation Right Asset, (i) Buyer shall promptly reimburse Seller on demand, and thereby be solely responsible for, all costs associated with the continuation by, and (to the extent such Designation Right Asset is a Contract) ultimate assumption or rejection by, Seller of such Designation Right Asset (as set forth in a budget proposed by Seller and approved by Buyer acting reasonably at any time up to and including the Closing Date (such budget, the “Designation Right Budget”) for period of the Designation Rights Period (such costs, “Continuation Costs”)); (ii) all cash collected by Seller in respect of, and other benefits deriving from, such Designation Right Asset shall be promptly delivered to Buyer, provided that Seller shall be entitled to deduct Continuation Costs from any cash collected by Seller in respect of the Designation Right Asset giving rise to such costs; and (iii) the foregoing shall not affect the validity of the transfer to Buyer of any other Transferred Asset that may be related to such Designation Right Asset.

(ii) As to each Designation Right Asset that is a Contract, as soon as practical after receiving further written notice(s) (each, an “Assumption Notice”) from Buyer during the Designation Rights Period requesting assumption and assignment of any Designation Right Asset, Seller shall, subject to Buyer’s demonstrating adequate assurance of future performance thereunder, take all actions required by the Sale Order or otherwise that are reasonably necessary to seek to assume and assign to Buyer pursuant to Section 365 of the Bankruptcy Code such Designation Right Asset(s) set forth in an Assumption Notice.

(iii) As to each Designation Right Asset that is a Contract, as soon as practical after receiving further written notice(s) (each, a “Rejection Notice”) from Buyer during the Designation Rights Period requesting rejection of any Designation Right Asset, Seller shall take all actions required by the Sale Order or otherwise that are reasonably necessary to reject such contract pursuant to Section 365 of the Bankruptcy Code.

(iv) Seller and Buyer agree and acknowledge that the covenants set forth in this Section 1.1(e) shall survive the Closing.

(v) Notwithstanding anything in this Agreement to the contrary, on the date any Designation Right Asset is assumed and assigned to Buyer pursuant to this Section 1.1(e), such Designation Right Asset shall be deemed a Transferred Asset for all purposes under this Agreement and no further consideration shall be required to be paid for any Designation Right Asset that is assumed and assigned to Buyer.

(f) Cure Costs. With respect to each of the Assumed Contracts, and any Designation Rights Asset that is deemed a Transferred Asset pursuant to this Agreement, Buyer shall pay at Closing, with respect to such Assumed Contracts and/or such Designation Rights Asset, upon delivery of an Assumption Notice to Seller, the Cure Cost thereunder that is required to be paid pursuant to Section 365 of the Bankruptcy Code in order to assume and assign such Assumed Contract to Buyer, which Cure Costs shall be not exceed greater of (i) the amounts set forth in the Cure Schedule or (ii) if such amount has been disputed by the counterparty to such Assumed Contract pursuant to a timely filed objection, the amount of Cure Costs as finally determined for such Assumed Contract.

1.2 Assumption/Assignment of Contracts and Rights; Executory Contract Designation.

(a) Assumption and Assignment of Executory Contracts. To the maximum extent permitted by the Bankruptcy Code, the Assumed Contracts shall be assumed by Seller and assigned to Buyer at the Closing pursuant to Section 365 of the Bankruptcy Code. Buyer shall have sole responsibility for paying any Cure Costs due in connection with the assumption and assignment of the Assumed Contracts to the extent set forth in Section 1.1(c)(iii). At Seller’s reasonable written request, Buyer shall cooperate with Seller to provide “adequate assurance” of Buyer’s future performance under the Assumed Contracts.

(b) Non-Assignment of Assumed Contracts. Buyer acknowledges that the Sale Order will authorize the assumption and assignment of the Transferred Assets (including the Assumed Contracts) without the requirement of any consent by the parties thereto to the maximum extent permitted under Section 365 of the Bankruptcy Code. To the extent any Transferred Asset (including any Assumed Contract) is not assumable and assignable by Seller to Buyer under Section 365 of the Bankruptcy Code without the consent of the applicable counterparty thereto, the applicable counterparty objects to the assignment and it is determined by the Bankruptcy Court that the Seller is incapable as a matter of law of assigning that particular Transferred Asset (including any Assumed Contract), Seller shall use its reasonable best efforts prior to Closing to obtain all such required consents of third parties (the “Required Consents”). All such Required Consents shall be in writing, in form and substance reasonably acceptable to Buyer, and executed counterparts thereof shall be delivered to Buyer on or before two (2) days prior to the Closing Date. If a Required Consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, and Buyer elects to waive such Required Consent as a condition to Closing or otherwise proceeds with the Closing, Seller shall continue to use its reasonable best efforts to obtain such Required Consents promptly following the Closing and pending such Required Consents shall provide the benefits of such Transferred Assets (including any Assumed Contract) to the Buyer.

(c) Preservation of Contracts. Seller shall not reject any Contract unless such Contract is designated by Buyer as an Excluded Contract or unless otherwise agreed in writing by Buyer. Seller shall provide timely and proper written notice of the motion seeking entry of the Sale Order to all parties to Assumed Contracts and take all other actions necessary to cause such Assumed Contracts to be assumed by Seller and assigned to Buyer pursuant to Section 365 of the Bankruptcy Code, and Buyer shall, at or prior to Closing, comply with all requirements under Section 365 of the Bankruptcy Code necessary to assign to Buyer the Assumed Contracts.

(d) Preservation of Records. Buyer acknowledges and agrees that Seller shall be permitted to retain copies of all books, Contracts, records, Tax Returns, information, files and data, including, but not limited to, books of account and ledgers, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Entity), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, marketing and promotional surveys, material and research and files relating to Seller Intellectual Properties and the IP Licenses and any other materials related to the Business, the Transferred Assets, or the Assumed Liabilities for the sole purpose of facilitating the wind-down of the Company after the Closing, or as otherwise required by Law, and not for any commercial purpose.

ARTICLE II

BANKRUPTCY COURT APPROVAL AND OTHER MATTERS

2.1 Bankruptcy Court Matters.

(a) Sale Motion. On December 13, 2022, Seller filed the Sale Motion. Seller shall not alter, modify, or withdraw the Sale Motion without the prior consent of Buyer in its sole and absolute discretion.

(b) This Agreement. Prior to the Sale Hearing, Seller shall file this Agreement with the Bankruptcy Court and provide all required notice of this Agreement.

(c) Bankruptcy Procedures Hearing and Bidding Procedures Order. On December 21, 2022, the Bankruptcy Court entered the Bidding Procedures Order.

(d) Assumption and Assignment Notice and Cure Schedule. On December 29, 2022, Seller filed the Assumption and Assignment Notice and Cure Schedule (as defined in the Bidding Procedures). Any objections to the proposed assumption and assignment of the Assumed Contracts and related Cure Costs were required to be filed within 14 days of the filing of the Assumption and Assignment Notice and Cure Schedule.

(e) [Intentionally omitted].

(f) [Intentionally omitted].

(g) Sale Hearing. On or before February 2, 2023, the Bankruptcy Court shall hold the Sale Hearing.

(h) Sale Order. On or prior to the Closing Date, the Bankruptcy Court shall have entered the Sale Order.

(i) Bankruptcy Court Filings. Seller shall use reasonable best efforts to make any filings, take all actions and obtain any and all relief from the Bankruptcy Court that is necessary or appropriate to consummate the transactions contemplated by this Agreement and the other Transaction Documents as promptly as possible following the date hereof. Each of Seller and Buyer agrees that it will promptly take such actions as are reasonably requested by the other party to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Buyer, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code and that the Consideration was not controlled by an agreement in violation of Section 363(n) of the Bankruptcy Code. In the event the Sale Order shall be appealed or a stay pending appeal is requested with respect to the Sale Order, Seller shall immediately notify Buyer of such appeal or stay request and, at its own expense, shall use its reasonable best efforts to defend such appeal or stay request. Seller and Buyer agree to use their reasonable best efforts to obtain an expedited resolution of such appeal or stay request; provided that nothing herein shall preclude Seller and Buyer from consummating the transactions contemplated hereby if the Sale Order shall have been entered and has not been stayed and Buyer, in its sole discretion, waives in writing the condition that the Sale Order be a Final Order. Seller shall be responsible for making all appropriate filings relating to the transactions contemplated hereby with the Bankruptcy Court and any relevant appellate court, which filings shall be submitted, to the extent practicable, to Buyer no later than two (2) Business Days prior to their filing for Buyer’s prior review and comment. Seller shall comply with all notice requirements (i) of the

Bankruptcy Code and the Bankruptcy Rules, or (ii) imposed by the Sale Order, in each case in connection with any pleadings, notice or motion to be filed in connection therewith. Seller further covenants and agrees that the terms of any plan of reorganization or liquidation, or any order of dismissal or conversion, submitted to the Bankruptcy Court by the Seller shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement.

2.2 Entry of Order Approving Sale.

(a) If this Agreement and the sale of the Transferred Assets to Buyer on the terms and conditions hereof are determined to be the “highest or otherwise best offer” in accordance with the Bidding Procedures Order, the Sale Order shall be in accordance with the terms of this Agreement, shall be in a form satisfactory to Buyer in its sole and absolute discretion, and shall, among other things:

(i) approve this Agreement (as may be amended following an Auction, if one is held and Buyer presents the Successful Bid) and the execution, delivery, and performance by Seller of this Agreement and the other instruments and agreements contemplated hereby, including all other Transaction Documents;

(ii) approve and direct the sale and transfer of the Transferred Assets to Buyer and approve and direct the assumption and assignment of the Assumed Contracts to Buyer free and clear of all Liens, Claims or interests, based on appropriate findings and rulings pursuant to, inter alia, Sections 363(b), 363(f), 363(m) and 365 of the Bankruptcy Code, including but not limited to Sections 365(h), 365(i), 365(l) and 365(n) of the Bankruptcy Code and the release of Buyer of any rights otherwise associated with, and which may otherwise be to the benefit of, any third parties;

(iii) include a finding that Buyer has provided adequate assurance of future performance with respect to the Assumed Contracts;

(iv) include a finding that this Agreement is negotiated and entered into at arm’s length and Buyer is a good faith purchaser pursuant to Section 363(m) of the Bankruptcy Code;

(v) include a finding that the provisions of Section 363(n) of the Bankruptcy Code have not been violated;

(vi) include a finding that Buyer is not deemed to be a successor to Seller, to have, de facto or otherwise, merged with or into Seller or to be a mere continuation of Seller;

(vii) include a finding that the Consideration is a fair and reasonable price for the Transferred Assets;

(viii) include a finding that Buyer will not have any derivative, successor, transferee or vicarious Liability for Liabilities of Seller or any Affiliate of Seller by reason of any theory of Law or equity (whether under federal or state Law or otherwise) as a result of the transactions contemplated by this Agreement, including but not limited to any Liabilities on account of any Tax arising, accruing, or payable under, out of, in connection with, or in any way relating to the Business prior to the Closing (other than Transfer Taxes for which Buyer is liable pursuant to Section 8.6(b)) or relating to employees of Seller or any Affiliates of Seller, executory contracts, or collective bargaining agreements except as expressly assumed by Buyer in this Agreement;

(ix) include a finding that, to the maximum extent permitted by the Bankruptcy Code, the so-called “bulk sales,” “bulk transfer” or similar Laws in any applicable jurisdictions do not apply;

(x) include a finding that (A) notwithstanding any provision in the Bankruptcy Rules to the contrary, including but not limited to Bankruptcy Rules 6004(h) and 6006(d), the terms of the Sale Order shall be immediately effective and enforceable upon its entry and the 14-day stay provided in Bankruptcy Rules 6004(h) and 6006(d) is expressly waived and shall not apply, (B) Seller is not subject to any stay of the Sale Order or in the implementation, enforcement or realization of the relief granted therein, and (C) Seller and Buyer may, each in its discretion and without further delay, take any action and perform any act authorized under the Sale Order;

(xi) include a finding that the sale of the Transferred Assets to Buyer complies with Section 363(b)(1)(A) of the Bankruptcy Code/is consistent with Section 363(b)(1)(A) of the Bankruptcy Code and Seller’s privacy policies, and no consumer ombudsman is necessary in connection with the sale;

(xii) include a finding confirming the adequacy of notice to all creditors and parties in interest and parties to any executory contract, unexpired Lease or right of entry;

(xiii) include an order permitting the Buyer to utilize Seller’s Permits to the extent needed by Buyer to conduct the Business after the Closing until Buyer can either obtain replacement Permits or an assignment of such Permits from Seller; and

(xiv) include provisions for the retention of jurisdiction in the Bankruptcy Court over matters relating to the transactions contemplated in this Agreement including matters relating to title to the Transferred Assets and claims against the Transferred Assets which arose or were based on facts or occurrences prior to the Closing. Furthermore, the Sale Order shall not have been reversed, stayed, modified or amended.

(b) Seller shall provide notice of the Sale Hearing and any other matter before the Bankruptcy Court relating to this Agreement or the Transaction Documents, in each case as required by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, any applicable local rules of bankruptcy procedure or as otherwise ordered by the Bankruptcy Court.

2.3 Certain Bankruptcy Undertakings by Seller.

(a) Except as ordered by the Bankruptcy Court, Seller shall not take any action, nor fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement; or result in the reversal, avoidance, revocation, vacating or modification (in any manner that would reasonably be expected to materially and adversely affect Buyer’s rights hereunder), or the entry of a stay pending appeal.

(b) If the Bidding Procedures Order, the Sale Order or any other order of the Bankruptcy Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for rehearing or reargument shall be filed with respect thereto), Seller shall take all steps as may be reasonable and appropriate to defend against such appeal, petition or motion, and shall endeavor to obtain an expedited resolution of such appeal.

2.4 Section 363(b)(1)(A). Seller and Buyer shall comply with the requirements of Section 363(b)(1)(A) of the Bankruptcy Code.

2.5 Sale Free and Clear. Seller acknowledges and agrees, and the Sale Order shall provide that, on the Closing Date and concurrently with the Closing, all then-existing or thereafter-arising Liens of, against, or created by Seller or its bankruptcy estate, to the fullest extent permitted by Section 363 of the Bankruptcy Code, shall be fully released from and with respect to the Transferred Assets. On the Closing Date, the Transferred Assets shall be transferred to Buyer free and clear of all Liens to the fullest extent permitted by Section 363 of the Bankruptcy Code.

ARTICLE III

INSTRUMENTS OF TRANSFER AND ASSUMPTION

3.1 Transfer Documents. At the Closing, Seller will deliver to Buyer:

(a) a Bill of Sale, Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit A (the “Bill of Sale, Assignment and Assumption Agreement”), duly executed by Seller;

(b) an intellectual property assignment agreement in substantially the form attached hereto as Exhibit B (the “Intellectual Property Assignment Agreement”), duly executed by Seller;

(c) originals (or, to the extent originals are not available, copies) of all Assumed Contracts (together with all material amendments, supplements or modifications thereto) to the extent not otherwise already made available to the Buyer;

(d) physical possession of all of the Transferred Assets capable of passing by delivery with the intent that title in such Transferred Assets shall pass by and upon delivery;

(e) an affidavit from Seller, sworn under penalty of perjury and dated as of the Closing Date, in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that Seller is not a foreign person as defined in Section 1445 of the Code;

(f) certificates of title and title transfer documents to all titled motor vehicles included within the Transferred Assets;

(g) the officer’s certificates required to be delivered pursuant to Section 9.3;

(h) a copy of the Sale Order entered by the Bankruptcy Court;

(i) joint instructions to the Escrow Agent to deliver the Deposit to Seller; and

(j) all other instruments of transfer, assumption, filings, or documents, requested by Buyer in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

3.2 Transfer Documents. At the Closing, Buyer will deliver to Seller:

(a) The Bill of Sale, Assignment and Assumption Agreement and the Intellectual Property Assignment Agreement, in each case duly executed by Buyer;

(b) the officer’s certificates required to be delivered pursuant to Section 10.2; and

(c) joint instructions to the Escrow Agent to deliver the Deposit to Seller.

ARTICLE IV

CONSIDERATION; ALLOCATION

4.1 Consideration and Deposit.

(a) At the Closing, and subject to the terms and conditions of this Agreement and the entry and effectiveness of a final Sale Order, in exchange for the sale, assignment, transfer, conveyance and delivery by Seller of the Transferred Assets, Buyer shall provide the consideration (the “Consideration”) consisting of (i) cash in the amount of $3,150,000.00 (the “Closing Cash Consideration”), plus (ii) the assumption of the Assumed Liabilities (including, for the avoidance of doubt, the amount of all Cure Costs). At the Closing, Buyer shall (A) pay by wire transfer of immediately available funds the Closing Cash Consideration, plus the amount of all Cure Costs, plus the amount of all unpaid Continuation Costs, if any, minus the Deposit as provided in Section 4.1(b), and (B) direct the Escrow Agent to disburse the Deposit to Seller.

(b) As soon as practicable with Buyer’s delivery of this Agreement, Buyer shall deposit into a segregated account (the “Escrow”) maintained by Young Conaway Stargatt & Taylor, LLP (the “Escrow Agent”) cash in immediately available funds by wire transfer in an amount equal to ten percent (10%) of the Closing Cash Consideration (the “Initial Deposit”). Upon receipt of any portion of the Deposit, the Escrow Agent shall immediately place the Deposit into a non-interest-bearing escrow account. The Deposit shall become nonrefundable upon Seller’s valid termination of this Agreement pursuant to Section 11.2(c)(i) (a “Buyer Default Termination”). At the Closing, the Deposit shall be delivered to Seller and credited toward payment of the Closing Cash Consideration. In the event the Deposit becomes non-refundable by reason of a Buyer Default Termination and Seller is not then in breach, violation or default of this Agreement, (i) Escrow Agent shall immediately disburse the Deposit to Seller to be retained by Seller for Seller’s own account as liquidated damages in respect of Buyer’s breach, which shall constitute the sole and exclusive remedy of Seller in the event of a Buyer Default Termination in lieu of all other rights and remedies which Seller may have against Buyer or any Buyer Related Party at law or in equity or otherwise, all of which Seller hereby expressly waives; provided that the foregoing shall not limit any Person’s obligations under the Confidentiality Agreement, and (ii) Buyer and Seller shall execute any joint instructions reasonably necessary to permit the Escrow Agent to make such disbursement. The parties agree that the Deposit is a reasonable estimate of Seller’s damages in the event of a Buyer Default Termination and Seller is not then in Default of this Agreement. Except for a Buyer Default Termination, if this Agreement is terminated other than pursuant to Section 11.2(c)(i), the Escrow Agent immediately and automatically shall pay the Deposit to Buyer one (1) Business Day after the date of such termination and, at Buyer’s request, Buyer and Seller shall execute any joint instructions reasonably necessary to permit the Escrow Agent to make such disbursement.

(c) Notwithstanding anything in this Agreement to the contrary, Buyer and any other Person who has any obligation to withhold or deduct from any consideration payable or otherwise deliverable pursuant to this Agreement shall be entitled to withhold and deduct such amounts as Buyer or such other Person is required to deduct and withhold therefrom under the Code or any provision of state, local or foreign Law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

4.2 Allocation. As soon as reasonably practicable after the Closing Date, but in any event within sixty (60) days after the Closing Date, Buyer shall deliver to Seller a draft statement allocating the Consideration among the Transferred Assets in accordance with Section 1060 of the Code (the “Draft Allocation Statement”) and deliver such Draft Allocation Statement to the Seller for Seller’s review, comment and approval. Buyer and Seller shall negotiate in good faith to agree on the allocation, and any disputed items with respect to the Draft Allocation Statement that cannot be resolved by such good faith negotiations will be resolved as promptly as practicable by a nationally recognized accounting firm reasonably acceptable to Buyer and Seller (the “Accountant”), the costs of which shall be payable one-half by Buyer and one-half by Seller. The Draft Allocation Statement as agreed to by Buyer and Seller or as determined by the Accountant with respect to disputed items shall be referred to as the “Allocation Statement”. Seller and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Statement.

4.3 Withholding. Notwithstanding anything to the contrary in this Agreement, Buyer shall be entitled to deduct and withhold from any consideration payable hereunder such amounts as are required to be deducted and withheld with respect thereto under the Code or any other Tax Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Notwithstanding the foregoing, Buyer shall consult with Seller in good faith prior to withholding any amounts payable to Seller.

ARTICLE V

CLOSING

5.1 Closing Date. Subject to the terms and conditions hereof, the closing of the Transactions (the “Closing”) shall take place virtually (by delivery of executed documents via pdf, DocuSign or other electronic means) no later than the Outside Date (the date on which the Closing is actually held, the “Closing Date”). If it occurs, the Closing shall be effective as of 12:01 a.m. Eastern time on the Closing Date.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedule delivered by Seller to Buyer on the date hereof (the “Disclosure Schedule”) (provided, however, disclosure of any item in any section or subsection of the Disclosure Schedule shall only be deemed disclosure with respect to such section indicated therein and any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure) and except as publicly disclosed by the Company in the SEC Reports, Seller represents and warrants to Buyer as follows:

6.1 Organization, Qualification and Authority. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified or authorized to do business and in good standing under the Laws of each jurisdiction where qualification as a foreign entity is required, except where the lack of such qualification would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Seller has delivered to Buyer true, complete and correct copies of the incorporation and governing documents of Seller. Seller has all necessary power and authority to own, operate and lease its properties and assets (including the Transferred Assets) and to carry on its business as they are now being owned, operated, leased or conducted. Seller has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and perform its obligations under this Agreement and, subject to the order of the Bankruptcy Court, such other Transaction Documents, and to undertake the transactions contemplated hereby and thereby.

6.2 Authorization, Execution and Delivery of Agreement and Transaction Documents. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and the transfer or assignment of the Transferred Assets to Buyer have been duly and validly authorized and approved by all necessary corporate or other entity action of Seller, and no other corporate action on the part of Seller is necessary to authorize the execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is a party, the performance of the obligations of Seller contemplated hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Seller and this Agreement constitutes and each of the Transaction Documents when executed will constitute Seller’s legal, valid and binding obligations, enforceable against Seller (to the extent it is a party thereto) in accordance with their respective terms, subject to Laws of general application relating to the rights of creditors generally and the availability of equitable remedies. Subject to order of the Bankruptcy Court and pursuant thereto, Seller will have full power, right and authority to sell and convey to Buyer the Transferred Assets, subject to any necessary authorization from the Bankruptcy Court.

6.3 Title to and Condition of Assets.

(a) Except as set forth on Section 6.3 of the Disclosure Schedule, Seller has good, valid, marketable and undivided title to, or a valid and subsisting leasehold interest in, all of the properties and assets included in the Transferred Assets. Seller has the power and right to transfer, sell, convey, assign and deliver, and shall at Closing transfer, sell, convey, assign and deliver to Buyer, each of the Transferred Assets, free and clear of all Liens. The delivery to Buyer at the Closing of the Transaction Documents will vest in Buyer good, valid, marketable and undivided title in and to, or in the case of leased Transferred Assets, a valid and subsisting leasehold interest in, each of the Transferred Assets, free and clear of Liens, except as set forth on Section 6.3 of the Disclosure Schedule. The Transferred Assets (which, for the avoidance of doubt, do not include Excluded Assets) constitute all of the assets, rights, interests and properties of every nature and kind whatsoever used or held for use by Seller, or otherwise necessary for Buyer to conduct and operate the Transferred Assets and the Business immediately after the Closing in all material respects as conducted and operated by Seller in the Ordinary Course of Business. No Person other than Seller is engaged in the operation of, or holds rights, title and interest in, the Transferred Assets or assets that are used or useful in the operation of the Business, and all tangible personal property and other tangible assets used in or held for use in connection with the Business are physically located at the Leased Real Properties. All tangible assets used in or held for use in connection with the Business are, and at Closing will be, located at the Leased Real Properties.

(b) The Transferred Assets have been properly maintained in accordance with regulatory standards and are in good and working order and repair, free from material defects in construction or design, soundly and properly functioning, usable for their intended purposes in the Ordinary Course of Business and not obsolete. All of the tangible Transferred Assets that are leased by Seller or are held on consignment by Seller are in the condition required of such property by the terms of the Contracts applicable thereto.

(c) Seller owns and has in its possession the equipment and supplies in sufficient quantities in order to enable Seller to operate the Business in the Ordinary Course of Business and pursuant to each Contract to which Seller is a party, and all such equipment and supplies are included in the Transferred Assets.

6.4 Legal Proceedings. Except as set forth on Section 6.4 of the Disclosure Schedule, there is no Legal Proceeding pending or, to the Knowledge of Seller, threatened by or against or affecting Seller or any of the officers, directors or employees of Seller that challenges or that is reasonably expected to have the effect of preventing, making illegal, delaying or otherwise interfering with any of the transactions contemplated by this Agreement; or that is related to the Transferred Assets, Assumed Liabilities or the Business. There are no outstanding Orders and no unsatisfied judgments, penalties, or awards against, relating to, or affecting the Business, the Transferred Assets or the Assumed Liabilities.

6.5 Real Property.

(a) Seller does not own and has never owned any real property.

(b) Section 6.5(b) of the Disclosure Schedule sets forth a true, complete and correct list (with addresses) of each premises leased, subleased or otherwise used or occupied by Seller (the “Leased Real Properties”), and each lease or sublease, including all amendments, modifications or supplements thereof, pursuant to which Seller is lessee, sublessee, lessor or sublessor or otherwise occupies any Leased Real Property (collectively, the “Real Property Leases”), together with the parties thereto, and date of each Real Property Lease. Seller has made available to Buyer executed originals or true, complete and correct copies of all Real Property Leases with respect to all Leased Real Properties, together with all amendments or modifications thereto. The Leased Real Properties constitute all of the real properties used by Seller in connection with the Business. To Seller’s Knowledge, none of the Leased Real Properties is subject to an eminent domain or condemnation proceeding.

(c) For each of the Leased Real Properties, (i) Seller holds a good and valid leasehold interest, free and clear of all Liens, (ii) Seller has the right to use (and have quiet enjoyment of) such Leased Real Property for the purposes for which it is being used, (iii) Seller has not received any written or, to Seller’s Knowledge, other notice of a dispute concerning the occupancy or use thereof, (iv) each Real Property Lease therefor is legal, valid and binding, in full force and effect, and enforceable against Seller and, to the Knowledge of Seller, the other parties thereto, in accordance with its terms, subject to Laws of general application relating to the rights of creditors generally and the availability of equitable remedies, and (v) neither Seller nor, to the Knowledge of Seller, any other party to such Real Property Lease is in default thereunder (with or without notice or lapse of time, or both), nor has any default been, to the Knowledge of Seller, threatened. Seller enjoys exclusive, peaceful and undisturbed possession of all Leased Real Properties in all material respects, in each case subject to the terms and conditions of the applicable Real Property Lease.

6.6 Tangible Personal Properties. Section 6.6 of the Disclosure Schedule sets forth all Leases of personal property (“Personal Property Leases”) relating to personal property used or owned by Seller or to which Seller is a party or by which the properties or assets of Seller are bound. Except as set forth on Section 6.6 of the Disclosure Schedule, Seller has not received any notice of any default or event that with notice or lapse of time or both would constitute a default by Seller under any of the Personal Property Leases contemplated to be assumed by Seller and assigned to Buyer other than in respect of any such default (or prospective default, as the case may be) that can be cured in connection with the assumption and assignment of the applicable underlying Personal Property Lease.

6.7 No Violation of Laws or Agreements. Subject to order of the Bankruptcy Court, the execution and delivery by Seller of this Agreement and the Transaction Documents contemplated hereby, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated herein and therein do not and will not (a) violate any Laws or any Order of any Governmental Entity to which Seller is subject; (b) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation under any material Contract, Lease, license, Permit, franchise or other instrument to which Seller is a party and which relates to any of the Transferred Assets or result in the creation of any Lien on any of the Transferred Assets; or (c) contravene, conflict with or result in a violation of any provision of any organizational documents of Seller. Subject to entry of the Bidding Procedures Order and Sale Order, except (y) for notices, filings and consents required in connection with the Voluntary Bankruptcy Cases, and (z) for the notices, filings and consents set forth on Section 6.7 of the Disclosure Schedule, Seller is not required to give any notice to, make any registration, declaration or filing with or obtain any consent, waiver or approval from, any Person (including any Governmental Entity) in connection with the execution and delivery of this Agreement and each of the Transaction Documents or the consummation or performance of any of the transactions contemplated hereby and thereby.

6.8 Employee Benefits; ERISA Matters; Employees and Independent Contractors.

(a) Seller has made available to Buyer a detailed summary of the material Employee Plans covering employees, directors or consultants or former employees, directors or consultants in, or related to, the Business.

(b) Seller has provided to Buyer a true, complete and correct list of all of Seller’s employees and all independent contractor service providers of Seller who provide services to Seller in connection with the Business, indicating for each such individual, whether such Person is an employee or independent contractor, their title, hire or engagement date, whether such individual provides services that are necessary for the conduct of the Business and whether such individual’s services are primarily in furtherance of the Business, and Seller has provided to Buyer in the Data Room true and complete information regarding annual remuneration, commission, and bonus, or other incentive compensation opportunities, employee classification as exempt/non-exempt, in each case for the current fiscal year to which each such employee of Seller or each such independent contractor service provider of Seller receives or is otherwise entitled. No employee of Seller is a party to, or is otherwise bound by, any Contract related to the Business, including any Contract containing confidentiality or non-competition covenants, that adversely affects or restricts the performance of such employee’s duties for the Business.

6.9 Financial Statements.

(a) The consolidated financial statements of Seller and its Subsidiaries (including all related notes or schedules) included in or incorporated by reference into the Seller SEC Reports with respect to periods ending prior to the date of this Agreement: (i) complied at the time they were filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing or furnishing of the applicable report, (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited financial statements, as permitted Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (iii) fairly presented in all material respects the consolidated financial position of Seller and any Subsidiaries of Seller as of the dates thereof and the consolidated results of their operations, changes in shareholders’ equity (deficit) and cash flows as of the dates thereof and for the periods shown (subject, in the case of unaudited financial statements, to normal year-end audit adjustments).

(b) Except as publicly disclosed in the Seller SEC Reports, Seller maintains a system of “internal control over financial reporting” (as defined in Rules 13(a)-15(f) and 15(d)-15(f) under the Exchange Act) reasonably designed to provide reasonable assurance with respect to the reliability of Seller’s financial reporting and the preparation of financial statements for external purposes in conformity with GAAP, including policies designed to provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (ii) that transactions are executed only in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Seller’s properties or assets.

(c) Except as publicly disclosed in the Seller SEC Reports, the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by Seller are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Seller in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Seller, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Seller to make the certifications required under the Exchange Act with respect to such reports.

(d) Section 6.9(d) of the Disclosure Schedule lists all indebtedness for borrowed money of, or guaranteed by, Seller or which is secured by any assets of Seller.

(e) The accounts receivable set forth in the consolidated balance sheet contained in the most recent Seller SEC Reports represent all obligations arising from services actually performed by Seller or goods sold by Seller in the Ordinary Course of Business. To the Knowledge of Seller and except as reflected in Seller’s reserve for uncollectable accounts or as set forth on Section 6.09(e) of the Disclosure Schedule, there is no account debtor who has refused or threatened to refuse to pay its obligations or who has or threatened to set-off such obligations for any reason, and there is no contest, claim, defense or right of set-off relating to the amount or validity of any accounts receivable.

(f) Seller has no outstanding Liability with respect to any loss, damage, destruction, theft or similar matters with respect to any inventory or assets of any other Person held by Seller on consignment, and, at Closing, all inventory held by Seller on consignment will be in the possession of Buyer at the Leased Real Properties assigned to Buyer pursuant to the Assumed Contracts.

6.10 Absence of Certain Changes. Since September 30, 2022, Seller has conducted the Business in the Ordinary Course of Business, and except as disclosed on Section 6.10 of the Disclosure Schedule or as contemplated by this Agreement, Seller has not taken any action that, if taken without the consent of Buyer after the date of this Agreement, would have constituted a breach of Section 8.1(b), there has been no event or condition that has had (or is reasonably likely to result in) a Material Adverse Effect.

6.11 Contracts.

(a) Section 6.11(a) of the Disclosure Schedule sets forth a true, complete and correct list of each the following Contracts to which Seller is a party or by which it is bound and that are currently in effect (or by which the Transferred Assets may be bound or affected) (all Contracts listed or required to be listed herein, whether or not disclosed on Section 6.11(a) of the Disclosure Schedule, are referred to as “Material Contracts”) as of the date of this Agreement:

(i) all Real Property Leases;

(ii) all Contracts under which Seller leases personal property in connection with the Business;

(iii) all Contracts with any material customer or supplier of the Business;

(iv) all Contracts with any Governmental Entity related to the Business; and

(v) all IP License Agreements.

(b) Each Material Contract is legal, valid and binding, in full force and effect, and enforceable against Seller and the other parties thereto, in accordance with its terms, subject to Laws of general application relating to the rights of creditors generally and the availability of equitable remedies and, upon consummation of the transactions contemplated hereby, shall continue in full force and effect regardless of notice and/or the lapse of time without default, penalty or other adverse consequence. Neither Seller nor any other parties thereto is in default under any Material Contract (with or without notice or lapse of time, or both), except as would not reasonably be expected to result in a Material Adverse Effect. To the Knowledge of Seller, no event has occurred that (with or without notice or lapse of time, or both) would result in a breach or violation of or constitute a default or give rise to any right of termination, acceleration, vesting, payment, exercise or revocation under any Material Contract. No party to any Material Contract has exercised any termination rights with respect to any Material Contract and no party has given notice of any significant dispute with respect to any Material Contract. Seller has made available to Buyer true and complete copies of each Material Contract in effect as of the date hereof.

6.12 Customers; Suppliers.

(a) Section 6.12(a) of the Disclosure Schedule accurately sets forth: (i) the top twenty-five (25) largest customers of Seller for the fiscal years ended December 31, 2021 and December 31, 2022 (collectively, the “Material Customers”); and (ii) the top twenty-five (25) largest vendors and suppliers of goods and services to Seller (for purposes of this Section 6.12(a)(ii), excluding providers of legal, financial, audit, consulting, international subsidiary management and other similar professional services) for the fiscal years ended December 31, 2021 and December 31, 2022 (in each case, based on the amount paid to such supplier or vendor during such year) (collectively, the “Material Suppliers”).

(b) Seller has not received any written or, to the Knowledge of Seller, other notice, letter or complaint from a Material Customer or Material Supplier that such Material Customer or Material Supplier, as applicable, intends to cease or materially reduce its business relationship or materially alter its business terms with Seller in a manner that is adverse to Seller. Since January 1, 2022, Seller has not made any written communication to a Material Customer or Material Supplier that Seller intends to cease or materially reduce its business relationship or materially alter its business terms with such Material Customer or Material Supplier, as applicable.

6.13 Intellectual Property; Privacy.

(a) Section 6.13(a)(i) of the Disclosure Schedule sets forth: (i) each item of Seller-Owned Intellectual Property that is Registered Intellectual Property (the “Seller Registered Intellectual Property”); and (ii) as to each such item of Seller Registered Intellectual Property, (A) the title and current owner, (B) the jurisdiction in which it has been issued or registered, the application, and the serial or registration number, and (C) each action, filing and payment that must be taken or made on or before the date that is 120 days after the date of this Agreement in order to maintain it in full force and effect. Section 6.13(a)(ii) of the Disclosure Schedule sets forth each Trademark that is Seller-Owned Intellectual Property material to the operation of the Business but that is not the subject of a registration or pending application with any Governmental Entity.

(b) Except as set forth on Section 6.13(b) of the Disclosure Schedule, with respect to each item of Seller Registered Intellectual Property, all documents and instruments necessary to establish, perfect and maintain the rights of Seller therein and thereto have been validly executed, delivered and filed by Seller in a timely manner with the appropriate Governmental Entity and all registration, maintenance and renewal fees necessary to maintain the validity thereof have been paid by Seller prior to the expiration of the applicable payment deadline. None of the Seller Registered Intellectual Property has been abandoned or withdrawn; or is the subject of any opposition, cancellation, reissue, reexamination or other proceeding filed with the United States Patent and Trademark Office or any other Intellectual Property registry anywhere in the world, and no such proceeding has been threatened.

(c) Section 6.13(c) of the Disclosure Schedule sets forth all Seller-Owned Software; and IP Licenses (excluding non-exclusive licenses to generally-available off-the-shelf computer programs and the terms of use or terms of service for any generally-available software as a service offering subject to a subscription or annual fee).

(d) The Seller Intellectual Property constitutes all Intellectual Property material, or necessary to the conduct of, the Business as presently conducted or as proposed to be conducted. Seller exclusively owns all right, title and interest in and to all Seller-Owned Intellectual Property, free and clear of all Liens. Except as set forth on Section 6.13(d) of the Disclosure Schedule, Seller has not granted to any Person, or authorized any Person to retain, any rights in any Seller-Owned Intellectual Property. Except as set forth on Section 6.13(c) of the Disclosure Schedule, each Person (including each current or former employee, independent contractor, consultant or other third party) who is or was involved in the creation or development of any Intellectual Property for or on behalf of Seller has signed a valid and enforceable written agreement (i) obligating such Person to keep the Intellectual Property and confidential information of Seller confidential and to use the same solely for the benefit of Seller and (ii) containing an irrevocable assignment to Seller of all such Person’s rights in and to such Intellectual Property, and thereby Seller has obtained exclusive ownership of all such Intellectual Property. Seller owns and possesses all source code for all Seller-Owned Software.

(e) Seller has taken all reasonable actions to protect, preserve and maintain the Seller-Owned Intellectual Property and to maintain the confidentiality, secrecy and value of the confidential information and Trade Secrets of Seller, and such confidential information and Trade Secrets have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller. To the Knowledge of Seller, there has not been any breach by any third party of any confidentiality obligation to Seller. All current and former employees of Seller, and all current and former independent contractors and consultants of Seller, who have had access to confidential or proprietary information of Seller have entered into confidentiality and/or proprietary information agreements with Seller.

(f) Except as set forth in Section 6.13(f) of the Disclosure Schedule or as would not be material:

(i) The current conduct of the Business (and its employees’ and consultants’ performances of their duties in connection therewith), and Seller’s use of any Seller Intellectual Property, in each case, has not copied without permission, infringed, misappropriated, violated, impaired or conflicted with any common law, statutory or other right of any Person, including, without limitation, any rights relating to any Intellectual Property, or defamation. Without limiting the generality of the foregoing, to the Knowledge of the Seller, there are no Patents that impede or limit the current or currently contemplated operation of the Business or use of the Seller-Owned Intellectual Property.

(ii) There is no Legal Proceeding pending, and there has been no Legal Proceeding asserted or threatened in writing (or, to the Knowledge of Seller, by any other means) against Seller, concerning the ownership, validity, registrability, enforceability, infringement, misappropriation, violation or use of, or licensed right to use, any Seller Intellectual Property. To the Knowledge of Seller, no valid basis exists for any such Legal Proceeding.

(iii) To the Knowledge of Seller, no Person has or is copying without permission, infringing, misappropriating, violating, impairing or conflicting with any common law, statutory or other right of Seller or any other Person with respect to any of the Seller Intellectual Property.

(iv) The Seller Intellectual Property is valid, enforceable and subsisting, and none of the Seller Intellectual Property is subject to any outstanding order, writ, injunction, decree, judgment, award, consent, settlement, stipulation, regulation, ruling or forbearances to sue or similar obligation, or has been the subject of any litigation within the past five years, whether or not resolved in favor of Seller.

(v) Seller has not directly or indirectly transferred, assigned, licensed or sublicensed its rights in or to any Seller-Owned Intellectual Property.

(vi) All IP Licenses are in full force and effect in accordance with their terms and no default exists under any of the IP Licenses by Seller or, to the Knowledge of Seller, by any other party thereto; are free and clear of all Liens; and do not contain any change of control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement.

(vii) All royalties, license fees, charges and other amounts payable by, on behalf of, to, or for the account of, Seller or the Business in respect of any Intellectual Property are disclosed in the financial statements made available to Buyer.

(viii) No Open Source Software or other technology, or any modification or derivative thereof, was or is used in, incorporated into, or integrated or bundled with any Seller-Owned Software in a manner that would require any Seller-Owned Software to be: disclosed or distributed in source code form; licensed for the purpose of making modifications or derivative works; or distributed without charge. Seller has not used any Open Source Software in a manner that would require granting of any Patent license, non-assertion covenant or other rights in, to or under any Seller-Owned Intellectual Property. At the Closing, Seller shall have delivered to Buyer all copies, and Seller shall not have retained any copy of, any source code for any Seller-Owned Software.

(ix) To the Knowledge of Seller, no Seller-Owned Software: (A) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of any data) that materially and adversely affects the use, functionality or performance of such Seller-Owned Software or any product or system containing or used in conjunction with such Seller-Owned Software; or (B) materially fails to comply with any applicable warranty or other contractual commitment made by or on behalf of Seller relating to the use, functionality or performance of such Seller-Owned Software or any product or system containing or used in conjunction with such Seller-Owned Software.

(x) With respect to Software or other Intellectual Property licensed to Seller under any IP License (“Licensed Intellectual Property”), Seller has materially complied with any and all license obligations and restrictions with respect to the number of copies of the Licensed Intellectual Property Seller is permitted to install and with respect to royalty and other payment obligations. Neither Seller nor, to the Knowledge of Seller, any of its employees, contractors, consultants or agents has used, sublicensed, commercialized, placed or installed any Licensed Intellectual Property without a valid license for such Licensed Intellectual Property. With respect to any Licensed Intellectual Property that is Software, neither Seller nor, to the Knowledge of Seller, any of its employees, contractors, consultants or agents has copied, over-installed or otherwise used such Licensed Intellectual Property in any manner that would violate the terms and provisions of the agreement through which Seller licensed such Licensed Intellectual Property.

(xi) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any third party being granted rights or access to, or the placement in or release from escrow of, source code for any Seller-Owned Software, result in the granting by Seller or Buyer to any third party any rights in or to any Seller Intellectual Property, result in Buyer being obligated to pay any royalties or other amounts to any third party, with respect to Seller Intellectual Property, in excess of those payable by Seller prior to the Closing, result in the loss or impairment of Seller or Buyer’s right to own or use any Seller Intellectual Property; or require the consent of any third party in respect of any Seller Intellectual Property.

(xii) The Software and information technology systems used or held for use in connection with the operation of the Business and/or necessary to provide Seller’s products or services are in satisfactory working order, operate in accordance with their specifications or documentation, are sufficient for the operation of the Business as currently conducted, and are scalable to meet current and reasonably anticipated capacity.

(g) Seller has maintained and maintains written policies, procedures, plans, controls and safeguards regarding the privacy of Personal Data applicable to the Business (“Privacy Policies”). Seller and the Business (i) are and at all times have been in compliance in all material respects with applicable Laws, consents and Contracts pertaining to the privacy, security, integrity, transmission, storage, or protection of Personal Data and Privacy Policies (collectively, “Privacy and Security Requirements”), (ii) to the knowledge of the Seller, have not suffered a data breach that would require notification to any person or Governmental Entity under applicable Privacy and Security Requirements, and (iii) have not been subject to any litigation or regulatory enforcement actions from any person or Governmental Entity alleging noncompliance with any applicable Privacy and Security Requirements. To the knowledge of the Seller, neither the execution, delivery or performance of this Agreement nor any of the other Transaction Documents will violate in any material respects any applicable Privacy and Security Requirements. The IT Systems currently used by the Seller are in good working condition, and, to the Knowledge of Seller, do not contain any Malicious Code or defect, and operate and perform as necessary to conduct the Business in all material respects.

6.14 Labor Matters. Seller has provided to Buyer an accurate and complete list of the names, job classifications, dates of hire, base compensation, and any supplemental or bonus compensation (including any retention bonus arrangements) for all salaried Employees of Seller as of each of (a) the date hereof and (b) December 13, 2022. Except where such violations would not have a Material Adverse Effect, Seller is currently complying and has for the past three (3) years complied with all Laws and Orders of any Governmental Entity relating to, touching upon or concerning the employment of the employees who perform work in connection with the operation of the Business, including relating to the hiring, firing and treatment of employees, or any legal obligation or duty regarding employment or labor practices, worker classification (including the proper classification of workers as independent contractors and consultants), terms and conditions of employment, equal opportunity, non-discrimination, discharge, immigration, anti-harassment, anti-retaliation, whistle blowing, compensation, wages, overtime payments, hours, benefits, collective bargaining, income tax withholding, the payment of Social Security and other similar taxes, pension plans, the modification or termination of benefit plans and retiree health insurance plans, policies, programs, agreements, occupational safety and health, workers compensation or other similar benefits and payments on account of occupational illness and injuries, employment contracts, collective bargaining agreements, grievances originating under the collective bargaining agreements, wrongful discharge, torts such as invasion of privacy, infliction of emotional distress, defamation, and slander (hereinafter “Employment-Related Laws and Obligations”). There are no pending or, to Seller’s Knowledge, threatened charges, complaints, demands, lawsuits, or petitions against, or investigations being conducted of Seller concerning or relating to any alleged violations of, or failure to comply with, any Employment-Related Laws and Obligations. Except as set forth on Section 6.14 of the Disclosure Schedule, the employment of each current Employee, and the engagement of each current independent contractor, consultant, or advisor who provides services to Seller in connection with the Business, is terminable at-will and without severance or other similar cost or Liability. Seller is not and has never been party to or bound by any collective bargaining or similar agreement with any labor organization; and has no employees that are represented by any labor organization. No collective bargaining agreement, card check or recognition agreement, or any other agreement or arrangement with any labor union affects the operation of any Transferred Asset or any employees of Seller. To the Knowledge of the Seller, there has not been, and currently there is not, any union organizing activities among current Employees. To the Knowledge of Seller, no current Employee has provided written notice to Seller of such Employee’s intent to terminate his or her employment as a result of or in contemplation of the Transactions or otherwise. Seller has not entered into any settlement agreement relating to allegations or threatened allegations of sexual harassment or misconduct by any Employee and to the Knowledge of Seller, there has been no allegation of sexual harassment or misconduct made by or against any Employee. There are no existing or, to Seller’s Knowledge, threatened labor strikes, lockouts, walkouts, work stoppages, organized slowdowns, unfair labor practice charges or complaints, labor arbitration proceedings affecting or relating to any employees of Seller or the Transferred Assets, and Seller has not experienced any such event within the past three (3) years.

6.15 Environmental Matters.

(a) All uses by Seller of the assets and Leased Real Properties of Seller have been in compliance in all material respects with all Environmental Laws. Seller has not received any written or, to the Knowledge of Seller, other notice of any Legal Proceedings involving any violations or alleged violations by Seller of any Environmental Laws. Seller has complied in all material respects with all Environmental Laws, including those related to the storage, handling and removal of any Hazardous Substance. During Seller’s leasing of the Leased Real Properties, there has been no Release by Seller of any Hazardous Substance on such properties that would be material to Seller, and, to the Knowledge of Seller, the same never has occurred on such properties. To the Knowledge of Seller, the Leased Real Properties are not subject to any Liability for the cleanup, Removal, or remediation of any Hazardous Substance. To the Knowledge of Seller, the Leased Real Properties are not the subject of any notice or notification regarding same nor subject to the threat or likelihood thereof by any Governmental Entity.

(b) To the Knowledge of Seller, no Underground Storage Tanks are located upon and/or serve any Leased Real Properties.

6.16 Compliance with Laws. Seller and the conduct of the Business are and at all times have been in compliance in all material respects with all Laws applicable to them or to the conduct and operations of the Business or relating to or affecting the Transferred Assets. Seller has not received any written notice of, or otherwise been advised of and to the Knowledge of Seller there has not occurred with respect to the Transferred Assets or the Business any actual, alleged, possible or potential violation of, or failure to comply with, any such Laws, or any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for any such violations or failures to comply that would not, individually or in the aggregate, have or be reasonably expected to result in a Material Adverse Effect.

6.17 Prepaid Expenses; Deferred Revenue. Section 6.17 of the Disclosure Schedule sets forth a true, complete and correct list of all prepaid expenses and deposits of Seller relating to the Transferred Assets, including all security deposits for equipment and prepayments on equipment leases of Seller, all of which are being transferred to Buyer in accordance with this Agreement. Except on Section 6.17 of the Disclosure Schedule, Seller has no Liability in respect of or in connection with any deferred revenue.

6.18 Brokers. Except for those set forth on Section 6.18 of the Disclosure Schedule, for whom Seller shall be solely responsible for any fees, commissions or other amounts owing or that may become due and owing, Seller has not engaged or incurred any Liability to any agent, broker or other Person acting pursuant to the express or implied authority of Seller which is or may be entitled to a commission or broker or finder’s fee in connection with the transactions contemplated by this Agreement.

6.19 Permits. Section 6.19 of the Disclosure Schedule sets forth all Permits required to conduct and operate the Business in the Ordinary Course of Business. Seller currently has all such Permits and all such Permits are in full force and effect, subject to renewal in the Ordinary Course of Business. Seller is and at all times has been in compliance in all respects with all such Permits and no event has occurred which, with notice or the lapse of time, or both, would constitute a default or violation of any term, condition, provision or requirement of any such Permit; and (b) no Legal Proceeding is pending by any Governmental Entity, no notice of violation of any such Permit has been received from any Governmental Entity and, to Seller’s Knowledge, no Legal Proceeding is threatened by any Governmental Entity seeking the revocation, limitation or non-renewal of any such Permit.

6.20 Insurance. Section 6.20 of the Disclosure Schedule sets forth a true, complete and correct list of all insurance policies held by Seller (by policy number, insurer, expiration date and type and amount of coverage) that are material to the Business taken as a whole. Seller is in material compliance with each such insurance policy, and Seller has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. All premiums due and payable with respect to each such policy have been paid. All such insurance policies are in full force and effect and are sufficient to comply with all requirements of applicable Law and Material Contracts. Seller has not received a notice of cancellation or termination of any such material insurance policy, and there is no material claim pending under any of such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policy.

6.21 Taxes; Tax Returns. Seller has filed with the proper Governmental Entities all income and other material Tax Returns required to be filed by it with respect to the Business, the Transferred Assets or the Assumed Liabilities, and all such Tax Returns are complete and correct in all material respects. Except as set forth in Section 6.21 of the Disclosure Schedule, Seller has paid to the proper Governmental Entities all material Taxes (whether or not shown on any Tax Return) that are due and payable, the non-payment of which has resulted or could result in a Lien on any Transferred Asset that survives the Closing or could result in Buyer becoming liable or responsible therefor. Seller has not received any outstanding notice of audit or other proceeding, and is not undergoing any audit or other proceeding, with respect to any Taxes or Tax Returns relating to the Business, the Transferred Assets or the Assumed Liabilities and has never received any written notice of deficiency or assessment from any taxing authority with respect to Liability for a material amount of Taxes relating to the Business, the Transferred Assets or the Assumed Liabilities which has not been fully paid or finally settled. Seller has not agreed to any extension of time with respect to a Tax assessment, collection or deficiency, in each case, with respect to the Business, the Transferred Assets or the Assumed Liabilities. None of the Transferred Assets constitutes stock, partnership interests or any other equity interest in any Person for U.S. federal income Tax purposes.

6.22 Undisclosed Liabilities. Except as set forth in Section 6.22 of the Disclosure Schedule, Seller has no Liabilities relating to the Business except for those current liabilities incurred by it since January 1, 2022 in the Ordinary Course of Business for the purchase or sale of goods, wares, merchandise, materials or supplies to be delivered to or by, or for services rendered or to be rendered to or by, Seller in connection with the Business and which do not vary in amount and nature from those reflected on the most recent financial statements contained in the Seller SEC Reports and do not relate to a breach of contract, breach of warranty, tort, infringement or violation of Law.

6.23 No Additional Representations. The representations and warranties expressly set forth in this Article VI (as qualified by the Disclosure Schedule) are the exclusive representations and warranties made by Seller and Seller disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or its representatives other than the representations of Seller expressly set forth in this Article VI (as qualified by the Disclosure Schedule).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to the entry of a final Sale Order, Buyer represents and warrants to Seller as follows:

7.1 Organization, Qualification and Authority. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Florida. Buyer has all necessary limited liability company power and authority to own and operate its properties, carry on its business as it is now being conducted, and perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and to undertake and carry out the transactions contemplated hereby and thereby.

7.2 Authorization, Execution and Delivery of Agreement and Transaction Documents. All necessary internal consents and approvals have been obtained by Buyer for the execution and delivery of this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party in accordance with their terms by Buyer have been duly and validly authorized and approved by all necessary action of Buyer. Buyer has full power, right and authority to acquire the Transferred Assets. Assuming due authorization, execution, and delivery thereof by Seller, this Agreement is, and each of the other Transaction Documents to which the Buyer is a party when so executed and delivered will be, a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to the Laws of general application relating to the rights of creditors generally and the availability of equitable remedies.

7.3 Brokers. Buyer has not engaged any agent, broker or other Person acting pursuant to the express or implied authority of Buyer that is or may be entitled to a commission or broker or finder’s fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Transferred Assets.

7.4 No Violation of Laws or Agreements. The performance by Buyer of its obligations contemplated hereunder and the consummation by Buyer of the transactions contemplated herein will not violate any Laws or any Order of any Governmental Entity to which Buyer is subject; or contravene, conflict with or result in a violation of any provision of any organizational documents of Buyer; except that would not, individually or in the aggregate, materially adversely affect Buyer’s ability to consummate the transactions contemplated hereby.

7.5 Available Funds. Buyer has sufficient cash, lines of credit or other sources of immediately available funds on hand (without restrictions on drawdown that would delay payment of the Closing Cash Consideration) to consummate the Transactions, including the payment of all amounts payable by or on behalf of Buyer hereunder or otherwise as a result of the Transactions. The obligations of Buyer under this Agreement are not subject to any conditions regarding Buyer’s, its Affiliates or any other Person’s ability to obtain any financing for the consummation of the Transactions.

7.6 No Additional Representations. The representations and warranties expressly set forth in this Article VII are the exclusive representations and warranties made by Buyer and Buyer disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Seller or its Affiliates or its representatives other than the representations of Buyer expressly set forth in this Article VII (as qualified by the Disclosure Schedule).

ARTICLE VIII

COVENANTS AND AGREEMENTS

8.1 Conduct of Business.

(a) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of Buyer, from the date hereof until the Closing Date, Seller shall use commercially reasonable efforts to maintain and preserve intact the Business and the Transferred Assets (and all goodwill relating thereto) and all respective relationships with customers, manufacturers, vendors, creditors, employees, contractors, landlords, agents, and others having business dealings with Seller related to the Transferred Assets. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing, other than with Buyer’s consent (which consent shall not be unreasonably withheld or delayed), Seller shall do each of the following:

(i) use its commercially reasonable efforts to keep and maintain possession of and compliance with the terms of all Permits necessary or required by Law to own, lease and operate its respective properties (including the Transferred Assets) and to carry on the Business or that are material to the operation of the Business or the Transferred Assets, including by taking all actions and submitting all payments, applications, and filings necessary to renew any such Permit due to expire at any time before the Closing Date;

(ii) protect, defend and maintain the validity and enforceability of all Seller Intellectual Properties and all IP Licenses, including by taking all actions and timely submitting all payments and filings due before the Closing Date; and

(iii) maintain insurance coverage with financially responsible insurance companies substantially similar in all material respects to the insurance coverage maintained by the Business and Seller on December 13, 2022.

(b) Except as Buyer shall otherwise consent in advance in writing (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Closing, Seller shall not, with respect to the Transferred Assets:

(i) in a single transaction or a series of related transactions, (A) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or substantially all the assets of, or by any other manner, any Person or (B) acquire any material properties or assets that would be Transferred Assets (except for acquisitions of inventory, equipment and similar assets in the Ordinary Course of Business);

(ii) in a single transaction or series of related transactions, sell (including sale-leaseback), lease, license, pledge, encumber or otherwise transfer or dispose of, or agree to sell (or engage in a sale-leaseback), lease (whether such Lease is an operating or capital Lease), license, pledge, encumber or otherwise transfer or dispose of, the Business or any of its assets, including Transferred Assets, or any material rights thereto;

(iii) modify, amend or terminate (excluding any automatic termination upon the expiration of the term thereof) or grant a waiver of any material right under any Assumed Contract to which Seller or an Affiliate of Seller is a party or authorize or enter into any Contract;

(iv) make any change in methods of accounting or procedures in effect as of September 30, 2022 (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) or, other than in the Ordinary Course of Business, delay or accelerate the collection of any accounts receivable, notes receivable, negotiable instruments, chattel paper and other receivables or other revenue or engage in any other activity that would reasonably be expected to have the effect of accelerating to any period prior to the Closing any revenue that would otherwise be expected to occur in following the Closing or delay or postpone the payment of any accounts payable or commissions or any other Liability or obligation or agree or negotiate with any party to extend the payment date of any accounts payable or commissions or any other Liability or obligation;

(v) (A) sell, transfer, license, abandon, cancel, let lapse, encumber or otherwise dispose of or forfeit to the public any rights in, to or for the use of any Seller Intellectual Property; (B) amend, modify or extend any IP License that is an Assumed Contract; or (C) grant a release, immunity or covenant not to sue under any Seller Intellectual Property;

(vi) except for any filings with the Bankruptcy Court or to approve the filing of the Voluntary Bankruptcy Case, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any other transaction;

(vii) amend or propose to amend or otherwise change Seller’s organizational or governance documents;

(viii) enter into any agreement or commitment that subjects the Transferred Assets or the Business to any non-competition or other material restrictions or permit, offer, agree or commit (in writing or otherwise) to permit, any of the Transferred Assets to become subject, directly or indirectly, to any Lien, except for Liens already existing prior to the date of this Agreement;

(ix) other than in the Ordinary Couse of Business, undertake or approve any material renovation or rehabilitation of any Leased Real Property;

(x) (A) increase any compensation payable to or to become payable to, or enter into or amend any employment, severance or other agreement with, any of Seller’s officers, directors or salaried employees, (ii) increase any compensation payable to or to become payable by Seller to any other employee of Seller, except in the Ordinary Course of Business, (iii) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any officer, director or employee, (iv) create or adopt any new Employee Plan or amend or terminate or increase the coverage or benefits available under any existing Employee Plan, (v) hire any employee or individual independent contractor with annual compensation in excess of $100,000 (except to the extent such hire is in replacement of an existing employee with comparable compensation), or enter into any employment, severance, deferred compensation, consulting, non-competition or similar agreements to which Seller is a party or involving a director, officer, employee or independent contractor of Seller, or (vi) assume, enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any Liability to any labor organization relating to the Business, any employee, or any Transferred Asset;

(xi) cancel or compromise any debt or Claim or waive or release any right of Seller that constitutes a Transferred Asset;

(xii) resolve any Liability that would be an Assumed Liability;

(xiii) transfer, to the extent that following such transfer such amounts would be treated as Excluded Assets, any security deposits, prepaid rentals, unbilled charges, fees, deposits, cash, cash equivalents or negotiable instruments, in each case constituting Transferred Assets;

(xiv) satisfy any Excluded Liability with a Transferred Asset;

(xv) make, change or revoke any Tax election, adopt or change any method of accounting, file any amended Tax Return, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), or surrender any right to claim a refund of Taxes, in each case, except to the extent such action would not be binding on Buyer and would not reasonably be expected to increase the Taxes of Buyer;

(xvi) not solicit any Alternative Transaction from any Person other than Buyer and its Affiliates after the entry of the Sale Order; or

(xvii) enter into any agreement or otherwise obligate itself to do any of the foregoing.

8.2 Mutual Covenants. The parties hereto mutually covenant (and subject to the other terms of this Agreement):

(a) from the date of this Agreement to the Closing Date, to reasonably cooperate with each other in determining whether any filing is required to be made or any consent (including any Required Consent) is required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated by this Agreement and in making or causing to be made any such filing promptly and in seeking to obtain timely any such consent including any Required Consent (each party hereto shall furnish to the other and to the other’s counsel all such information as may be reasonably required in order to effectuate any such foregoing action), which consents shall not, in any event, include any consent the need for which is obviated by the Sale Order or otherwise by the provisions of the Bankruptcy Code;

(b) from the date of this Agreement to the Closing Date, to advise the other parties promptly if such party determines that any condition precedent to its obligations hereunder will not be satisfied in a timely manner; and

(c) from date of this Agreement to the Closing Date, to use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article IX and Article X.

8.3 Notification of Certain Matters. Seller shall give prompt written notice to Buyer of: a breach of any representation or warranty or covenant of Seller contained in this Agreement, the occurrence or taking, or failure to occur or take, of any event, fact, circumstance or action that has caused or would be reasonably likely to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate at any time prior to the Closing determined as if such representation or warranty were made at such time or has resulted or, with notice, the passage of time or both may result in the failure of any of the conditions set forth in Article IX to be satisfied, the occurrence or taking of any event, fact, circumstance or action which has resulted or could reasonably be expected to result in a Material Adverse Effect, any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement, any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement and any Legal Proceeding commenced or, to Seller’s Knowledge, threatened, against, relating to, or involving or otherwise affecting the Business, the Transferred Assets, or the Assumed Liabilities. Buyer’s receipt of information pursuant to this Section 8.3 shall not operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedule.

8.4 Access to Information. From the date hereof and through the date on which the Closing occurs or this Agreement is terminated, Seller shall fully cooperate with Buyer and shall give Buyer and its representatives (including Buyer’s accountants, consultants, counsel and employees), upon reasonable advance notice and during normal business hours, full access to the properties, Contracts, Leases, equipment, employees, affairs, books, documents, records, data and other information of Seller to the extent relating to the Transferred Assets and the Assumed Liabilities, and shall cause its officers, employees, agents and representatives to furnish to Buyer all available documents, records and other information (and copies thereof), to the extent relating to the Transferred Assets and the Assumed Liabilities, as Buyer may reasonably request. Buyer and its representatives are hereby expressly authorized to contact any of Seller’s customers, vendors, suppliers or other persons having a commercial relationship with Seller in connection with the transactions contemplated hereby, provided that Buyer must provide Seller with reasonable advance written notice and the opportunity to be present or participate in such communications.

8.5 Public Announcement. Subject to the provisions of the Bankruptcy Code and Seller’s right to make such filings and disclosures as are necessary in connection with reporting requirements of the SEC and the Voluntary Bankruptcy Case including, without limitation, marketing the Transferred Assets in accordance with the Bidding Procedures Order, no party hereto shall make or issue, or cause to be made or issued, any public announcement or written statement (including any written communication or material communications to Employees of Seller) concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto (which will not be unreasonably withheld, conditioned or delayed), unless counsel to such party advises that such announcement or statement is required by Law (such as an obligation to disclose under federal securities laws of the United States) (in which case the parties hereto shall make reasonable efforts to consult with each other prior to such required announcement). Notwithstanding anything herein to the contrary, prior to making any filings or disclosures in connection with the Voluntary Bankruptcy Case or in order to comply with applicable Laws or the rules and regulations of the SEC, Seller shall provide Buyer with a reasonable opportunity to review the text of any such filings or disclosures and incorporate all reasonable comments received from Buyer or its representatives, including any redactions or requests for confidential treatment. Notwithstanding the foregoing or anything to the contrary in this Agreement, after the Closing, Buyer and its Affiliates shall have the right to issue any press releases and make any public announcements concerning the Business and the Transferred Assets in its and their sole and absolute discretion.

8.6 Taxes.

(a) Seller shall be responsible for all Taxes (other than Transfer Taxes) attributable to the operation of the Business or the ownership of the Transferred Assets for any taxable period, or portion thereof, ending on or before the Closing, and, for the avoidance of doubt, all such Taxes shall be Excluded Liabilities.

(b) Any sales, use, value-added, goods and services, transfer, deed, fixed asset, stamp, documentary, indirect capital gains and other similar Taxes and recording charges that arise by reason of the sale of the Transferred Assets or the assumption of the Assumed Liabilities under this Agreement or the transactions contemplated hereby (“Transfer Taxes”), shall be borne 50% by Seller and 50% by Buyer. The

Party required to do so under applicable Law shall timely file any Tax Return or other document required to be filed with respect to such Transfer Taxes, and the other Party shall join in the execution of any such Tax Return if required by Law. The costs and expenses of preparing and filing any such Tax Return or document shall be paid by Seller. Buyer and Seller agree to use their best efforts to obtain any certificate, include a resale certificate, or other documents from any Governmental Entity as may be necessary to mitigate, reduce, or eliminate any Transfer Tax.

(c) Seller and Buyer shall (i) provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority or any judicial or administrative proceeding with respect to Taxes, (ii) retain and provide the other with any records or other information which may be relevant to such return, audit, examination or proceeding, and (iii) provide the other with any final determination of any such audit or examination proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period (which shall be maintained confidentially).

(d) For purposes of this Agreement, with respect to any Transferred Asset or the Business, Seller and Buyer shall apportion the Liability for personal property Taxes, ad valorem Taxes, and similar Taxes (“Periodic Taxes”) for any tax period that includes, but does not end on, the Closing Date, in accordance with this Section 8.6(d). The Periodic Taxes described in this Section 8.6(d) shall be apportioned between Seller and Buyer as of the Closing Date, with Buyer liable for that portion of the Periodic Taxes attributable to the portion of the tax period beginning immediately after the Closing Date equal to the Periodic Taxes for such tax period multiplied by a fraction, the numerator of which is the number of days remaining in such tax period after the Closing Date, and the denominator of which is the total number of days in such entire tax period. Seller shall be liable for that portion of the Periodic Taxes attributable to the portion of the tax period ending on the Closing Date equal to the Periodic Taxes for such tax period multiplied by a fraction, the numerator of which is the number of days in such tax period ending on the Closing Date, and the denominator of which is the total number of days in such entire tax period.

(e) Following the Closing, except with the prior written consent of Seller, Buyer shall not, and shall not cause its Affiliates to, take any action with respect to Taxes of the Business, the Transferred Assets or the Assumed Liabilities to the extent that such action could adversely affect Seller or any of Seller’s Affiliates, including increasing Seller’s liability for Taxes arising out of the Business or the ownership of the Transferred Assets or the Assumed Liabilities attributable to taxable periods, or portions thereof, ending on or before the Closing.

8.7 Employees.

(a) Seller shall be solely responsible, and Buyer shall have no obligation whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor, consultant or other service provider of Seller, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension, or profit sharing benefits or severance pay for any period relating to service with Seller at any time on or prior to the Closing Date.

(b) Subject to and in accordance with the provisions of this Section 8.7, Buyer may, at its sole discretion, offer employment to certain of the Employees who are employed by Seller as of the Closing, and Seller shall use reasonable efforts to assist Buyer in connection with such offers of employment. Employees who accept any offers of employment made by Buyer pursuant to this Section 8.7 are herein referred to as “Transferred Employees.” All Transferred Employees shall be employees “at-will”.

(c) Nothing herein, express or implied, shall confer upon any Employee or former Employee or any other Person of Seller any rights or remedies (including any right to employment or continued employment for any specified period) of any nature or kind whatsoever, under or by reason of this Agreement.

(d) Seller shall retain liability for, and Buyer shall not acquire or assume, any litigation related to any employee or any employment, benefit or related matters of Seller arising prior to the Closing, whether a Claim in respect thereto is brought on, before, or after the Closing Date.

(e) On the Closing Date (immediately prior to Closing), Seller will be responsible at Seller’s own cost and expense, to take whatever steps are necessary to pay all obligations and Liabilities arising from or relating to any salary, wage, benefit, vacation, sick leave, paid time off, insurance, employment Tax or similar Liability of each Seller to any employee, contractor or other similar Person (including under any of the Employee Plans or under any employment Contract) allocable to services performed on or prior to the Closing (and all employment and other Taxes relating thereto), and pay out in cash all accrued but unused paid time off as of immediately prior to the Closing.

(f) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including any current or former Employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of Seller or any Transferred Employees, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. It is expressly agreed that the provisions of this Section 8.7 are not intended to be for the benefit of or otherwise be enforceable by, any third party, including any Transferred Employees or any other personnel of Seller or Buyer. Nothing in this Section 8.7 shall be construed as an amendment to any employee benefit plan or shall be construed to limit the right of Buyer to amend or terminate any employee benefit plan in accordance with the terms thereof.

(g) During the period commencing on February 1, 2023 and ending on February 28, 2023, the Seller shall (i) maintain its existing health insurance plans in all material respects, and (ii) provide each Employee with health and medical benefits substantially similar to those provided to Employees during the period commending on January 1, 2023 and ending on January 31, 2023.

8.8 Further Assurances; Post-Closing Access. Subject to the other provisions hereof, Seller shall use its reasonable best efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Outside Date, in accordance with the terms hereof and shall cooperate in a commercially reasonable manner with Buyer and its representatives in connection with any action required to be taken as a part of its obligations hereunder. From time to time after the Closing and without further consideration, at the request of the other, each of Buyer and Seller shall, and shall cause their respective Affiliates to, execute and deliver such other instruments of conveyance and transfer or other instruments or documents, and take or arrange for such other actions, as may reasonably be required to effect any of the transactions contemplated by this Agreement or to provide any party hereto with the benefits intended to be conferred and conveyed by this Agreement; provided that, notwithstanding anything to the contrary in this Section 8.8 or any other provision of this Agreement, neither Buyer nor Seller shall be required to execute any document or take any action that would increase the Liability or obligation of the party of whom such document or action is requested beyond that such party would have pursuant to the other provisions of this Agreement, require or cause the party of whom such action or document is requested to initiate, join in or otherwise become a party to any Legal Proceeding, or cause such party to incur any material cost or expense that is not already imposed upon it by another provision of this Agreement.

8.9 Confidentiality. The terms of the Confidentiality Agreement, between Tamer Hassanein and Seller (as amended, supplemented or restated from time to time, the “Confidentiality Agreement”) shall terminate as of the Closing Date. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. Additionally, Seller acknowledges that it has had access to confidential or proprietary materials or information (including trade secrets), whether written or oral, concerning the Business or the Transferred Assets (the “Confidential Information”), and that the protection of such Confidential Information is necessary to protect and preserve the value of the Business and the Transferred Assets after the Closing. Seller shall and shall cause its Affiliates to, hold, and shall cause its or their respective representatives to hold, in confidence all Confidential Information, and shall not, and shall cause its Affiliates and their respective representatives not to, use, for itself or others, or disclose, divulge or convey to others, except as necessary to fulfill its obligations under this Agreement or Seller’s Transaction Documents, any Confidential Information. Confidential Information shall include proprietary or confidential matters not published or generally known in the relevant trade or industry such as and including information about prices, costs, purchasing, profits, markets, sales or customer lists, future developments or future marketing, or merchandising but shall not include any information or data (a) that is generally available to the public (other than as a result of a disclosure directly or indirectly by Seller, any of its Affiliates or any of their respective representatives or agents), (b) that is made available to Seller by a third party on a non-confidential basis provided that such third party is not bound by a confidentiality agreement, or other obligation of secrecy to, with respect to such information, or (c) that is independently developed after Closing by Seller without reference to any Confidential Information protected hereunder. If Seller or any of its Affiliates or their respective representatives are compelled to disclose any Confidential Information by judicial or administrative process or by other requirements of Law, Seller shall, if permissible pursuant to Law, promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed; provided, however, that Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

8.10 No Survival of Representations and Warranties. The representations and warranties of Seller and Buyer contained in this Agreement or in any certificate delivered pursuant hereto and the covenants or other agreements of Seller and of Buyer contained in this Agreement or in any certificate delivered pursuant hereto that are to be performed prior to Closing shall each terminate as of the Closing, and neither Seller nor Buyer shall have liability after the Closing for any breach of any such representation, warranty, covenant or agreement contained in this Agreement or in any certificate delivered pursuant hereto. The covenants and other agreements of Seller and Buyer contained in this Agreement or in any certificate delivered pursuant hereto that are to be performed after the Closing shall survive the Closing for the period contemplated by their terms (or if no such survival period is contemplated, then indefinitely). Notwithstanding anything to the contrary, express or implied, in this Agreement or otherwise, nothing in this Agreement or otherwise shall limit any party’s rights and remedies with respect to Fraud.

8.11 Communications and Activities with Customers and Suppliers. The parties hereto shall reasonably cooperate with each other in coordinating their communications with any customer, supplier or other contractual counterparty of Seller in relation to this Agreement and the Transactions contemplated hereby.

8.12 [Reserved].

8.13 Receivables. From and after the Closing, if Seller or any of Seller’s Affiliates receives or collects any funds relating to any Transferred Assets, Seller or its Affiliate shall remit such funds to Buyer within five (5) Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or Buyer’s Affiliate shall remit any such funds to Seller within five (5) Business Days after its receipt thereof.

8.14 Later Identified Assets.

(a) If, after the Closing and before the end of the Designation Rights Period, either Buyer or Seller in good faith identifies any asset of Seller properly transferable as a Transferred Asset that was not included in the Transferred Assets transferred at the Closing (any such asset, a “Later Identified Transferred Asset”), then either Buyer or Seller, as applicable, will provide written notice to the other party identifying such Later Identified Transferred Asset and Seller will, as promptly as practicable after written notice by Buyer, transfer, convey, assign and deliver to Buyer (or cause to be transferred, conveyed, assigned, or delivered to Buyer) all right, title and interest of Seller in and to such Later Identified Transferred Asset which is transferable, and such Later Identified Transferred Assets will be deemed to be Transferred Assets for purposes of this Agreement and any applicable Transaction Document, effective as of the date of transfer, conveyance, assignment, or delivery. If, after the Closing and before the end of the Designation Rights Period, either Buyer or Seller in good faith identifies an Excluded Asset that was transferred, conveyed, assigned, or delivered inadvertently by Seller pursuant to this Agreement or the other Transaction Documents (any such asset, a “Later Identified Excluded Asset”), then Buyer will as promptly as practicable after written notice by Seller, transfer, convey, assign, or deliver back to Seller all such transferred right, title and interest of Buyer and its Affiliates in and to such Later Identified Excluded Assets, and such Later Identified Excluded Assets will be deemed to be Excluded Assets for purposes of this Agreement and any applicable Transaction Document, effective as of the date of transfer, conveyance, assignment, or delivery.

(b) If, after the Closing and before the end of the Designation Rights Period, either Buyer or Seller in good faith identifies any Contract that was not previously disclosed to Buyer (any such Contract, a “Later Identified Contract”), then either Buyer or Seller, as applicable, will provide written notice to the other party identifying such Later Identified Contact and Buyer will, in its sole discretion, designate such Later Identified Contact as an Assumed Contract or an Excluded Contract, and if Buyer designate such Contract as an Assumed Contract, Seller will, as promptly as possible following Buyer’s such designation, transfer, convey, assign and deliver to Buyer (or cause to be transferred, conveyed, assigned, or delivered to Buyer) all right, title and interest of Seller in and to such Later Identified Contract, and such Later Identified Contract will be deemed to be Transferred Assets for purposes of this Agreement and any applicable Transaction Document, effective as of the date of transfer, conveyance, assignment, or delivery.

ARTICLE IX

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

The obligation of Buyer to consummate the transactions contemplated by this Agreement, including with respect to the purchase and sale of the Transferred Assets, shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by Buyer:

9.1 Accuracy of Representations and Warranties; Performance of this Agreement.

(a) Other than the representations and warranties of Seller contained in Section 6.1 (Organization, Qualification and Authority), Section 6.2 (Authorization, Execution and Delivery of Agreement and Transaction Documents), and Section 6.18 (Brokers) (collectively, the “Seller Fundamental Representations”), each of the representations and warranties made by Seller in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality”, Material Adverse Effect or similar qualification) as of the date hereof and as of the Closing Date (except with respect to such representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of such date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Each of the Seller Fundamental Representations shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except with respect to such Seller Fundamental Representations that address matters only as of a particular date, which shall be true and correct in all material respects as of such date).

(c) Seller shall have complied with and performed in all material respects all of the agreements and covenants required by this Agreement and each other Transaction Document to be performed or complied with by Seller on or prior to the Closing.

9.2 No Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect to Seller, the Transferred Assets or the Business.

9.3 Officer’s Certificate. Seller shall have delivered to Buyer a certificate, duly executed by an executive officer of Seller (including incumbency certificates), certifying Seller’s compliance with the conditions set forth in Section 9.1 and Section 9.2.

9.4 Transfer Documents. Seller shall have delivered to Buyer the Bill of Sale, Assignment and Assumption Agreement, the Intellectual Property Assignment Agreement and other transfer documents required to be delivered pursuant to Section 3.1, each duly executed by Seller (if applicable).

9.5 Bankruptcy Matters. The Sale Order shall have been entered by the Bankruptcy Court, authorizing the transactions as set forth in this Agreement and approving this Agreement under sections 105(a), 363, and 365 of the Bankruptcy Code, in form and substance reasonably acceptable to Buyer, and such Sale Order shall be a Final Order.

9.6 No Injunction. No injunction, stay, or similar Order issued by any Governmental Entity shall be in effect that restrains, enjoins, stays, or prohibits the consummation of the transactions set forth in this Agreement.

9.7 Winning Bidder. Buyer shall have been deemed the Successful Bidder (as such term is defined in the Bidding Procedures Order) for the Transferred Assets at any Auction.

9.8 Required Consents. Buyer shall have received all consents from third parties that are set forth on Section 9.8 of the Disclosure Schedule, in form and substance reasonably satisfactory to Buyer, which may be provided by either affirmative consent or operation of law.

ARTICLE X

CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

The obligation of Seller to consummate the transactions contemplated by this Agreement, including with respect to the purchase and sale of the Transferred Assets, shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by Seller:

10.1 Accuracy of Representations and Warranties; Performance of this Agreement. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except with respect to such representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of such date). Buyer shall have complied with and performed in all material respects all of the agreements and covenants required by this Agreement and each other Transaction Document to be performed or complied with by it on or prior to the Closing.

10.2 Officer’s Certificate. Buyer shall have delivered to Seller a certificate, duly executed by an executive officer of Buyer (including incumbency certificates), certifying Buyer’s compliance with the conditions set forth in Section 10.1.

10.3 Transfer Documents. Buyer shall have delivered to Seller the documents required to be delivered by Buyer pursuant to Section 3.2, each duly executed by Buyer.

10.4 Bankruptcy Matters. The Sale Order shall have been entered by the Bankruptcy Court, authorizing the transactions as set forth in this Agreement and approving this Agreement under sections 105(a), 363, and 365 of the Bankruptcy Code, in form and substance reasonably acceptable to Seller.

10.5 Winning Bidder. Buyer shall have been deemed the Successful Bidder (as such term is defined in the Bidding Procedures Order) for the Transferred Assets at any Auction.

ARTICLE XI

TERMINATION

11.1 Breaches and Defaults; Opportunity to Cure. Prior to the exercise by a party of any termination rights afforded under this Agreement, if either party (the “Non-Breaching Party”) reasonably believes the other (the “Breaching Party”) to be in breach hereunder, the Non-Breaching Party shall provide the Breaching Party with written notice specifying in reasonable detail the nature of such breach, whereupon if such breach is curable the Breaching Party shall have 20 calendar days from the receipt of such notice to cure such breach to the reasonable satisfaction of the Non-Breaching Party. If the breach is not curable or not cured within time period prescribed in the immediately foregoing sentence, then as provided in Section 11.2, the Non-Breaching Party shall be entitled to terminate this Agreement if the breach is such that the conditions set forth in Section 9.1 or Section 10.1, as applicable, shall not be satisfied; provided, however, that the Non-Breaching Party shall not be entitled to terminate this Agreement if it is then in material breach of this Agreement.

11.2 Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Seller and Buyer.

(b) by Buyer by written notice to Seller if:

(i) subject to the right to cure set forth in Section 11.1, Seller is in breach of any covenant, representation, undertaking or warranty such that the condition set forth in Section 9.1 shall not be satisfied, and Buyer has not waived such condition in writing on or before the Closing Date;

(ii) if the Closing shall not have occurred on or before Outside Date, unless the failure to have the Closing on or before the Outside Date shall be due to the failure of Buyer to perform, or failure to be ready to perform, any of its obligations under this Agreement required to be performed by it at or prior to the Closing; or

(iii) if (A) Buyer is not selected as the Successful Bidder or the Next-Highest Bidder at the Auction, (B) Seller closes an Alternative Transaction or (C) the Voluntary Bankruptcy Case is dismissed or converted to a case under chapter 7 of the Bankruptcy Code, and neither such dismissal nor conversion expressly contemplates the transactions provided for in this Agreement.

(c) By Seller by written notice to Buyer if:

(i) subject to the right to cure set forth in Section 11.1, Buyer is in breach of any covenant, representation, undertaking or warranty, but excluding any conditions set forth in Article IX hereof, such that the condition set forth in Section 10.1 shall not be satisfied, and Seller has not waived such condition in writing on or before the Closing Date;

(ii) the Closing shall not have occurred on or before the Outside Date, unless the failure to have the Closing on or before the Outside Date shall be due to the failure of Seller to perform, or failure to be ready to perform, any of its obligations under this Agreement required to be performed by it at or prior to the Closing; or

(d) by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, (ii) any Governmental Entity shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable or (iii) Bankruptcy Court enters an Order that otherwise precludes the consummation of the transactions set forth herein on the terms and conditions set forth in this Agreement.

11.3 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article XI, this Agreement shall forthwith become void and there shall be no liability on the part of any party (or any equityholder or representative of such party) hereto except as set forth in this Article XI, Section 4.1(b), Section 8.9 and Article XII hereof. The provisions of Section 4.1(b), Section 8.9, this Article XI and Article XII shall survive any termination hereof. Further, notwithstanding the foregoing, the termination of this Agreement shall not relieve Seller of liability for its breach of this Agreement prior to such termination.

11.4 Exclusive Remedies. Seller, on behalf of itself and the Seller Related Parties, acknowledges and agrees that any disbursement of the Deposit to Seller pursuant to Section 4.1(b) shall be deemed liquidated damages and shall be the sole and exclusive recourse of the Seller Related Parties against the Buyer Related Parties for any loss or damage suffered as a result of the termination of this Agreement by Seller pursuant to Section 11.1(c)(1).

ARTICLE XII

MISCELLANEOUS

12.1 Notices. All notices, requests, consents, claims, demands, waivers, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by a nationally recognized overnight courier or registered or certified U.S. mail, return receipt requested, postage prepaid or electronic mail (with confirmation of transmission), to the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.1):

If to Seller:

Quanergy Systems, Inc.

433 Lakeside Drive

Sunnyvale, CA 94085

Attn: Jerry Allison

Email: jerry.allison@quanergy.com

with a copy to (which shall not constitute notice):

Cooley LLP

55 Hudson Yards

New York, NY 10001

Attn: Cullen D. Speckhart; Miguel J. Vega

Email: cspeckhart@cooley.com; mvega@cooley.com

If to Buyer:

ROLISI, LLC

16047 Collins Avenue, #902

Sunny Isles, FL 33160

Attn: Simon Vine

Email: simon_vine@yesodadvisors.com

with a copy to (which shall not constitute notice):

Fox Rothschild LLP

919 N. Market Street, Ste. 300

Wilmington, DE 19899-2323

Attn: Howard Cohen; Ely Goldin

email: Hcohen@foxrothschild.com; egoldin@foxrothschild.com

Fox Rothschild LLP

980 Jolly Road, Ste. 110

Blue Bell, PA 19426

Attn: Ely Goldin email: egoldin@foxrothschild.com

Notices delivered personally shall be effective upon delivery against receipt. Notices transmitted by electronic mail shall be effective upon transmission, if sent during normal business hours of the recipient, or on the next Business Day if sent after normal business hours of the recipient. Notices delivered by overnight courier shall be effective when received. Notices delivered by registered or certified U.S. mail shall be effective on the date set forth on the receipt of registered or certified delivery or 72 hours after mailing, whichever is earlier.

12.2 Expenses. Except as provided in the second sentence of this Section 12.2, each party shall bear its own expenses and costs, including the fees and expenses of any attorney retained by it, incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby. Each party shall be responsible for the payment of one-half of any expenses or fees payable to the Escrow Agent.

12.3 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with Federal Bankruptcy Law, to the extent applicable, and, where state law is implicated, the Laws of the State of Delaware (without application of principles of conflicts of law). In connection with any controversy or other matter arising out of or related to this Agreement, any other Transaction Document, the Transferred Assets or the Assumed Liabilities, Seller and Buyer hereby irrevocably consent to the exclusive jurisdiction of the Bankruptcy Court, or if, and only if, the Voluntary Bankruptcy Case has been closed, the state or federal courts located in the State of Delaware. Seller and Buyer each irrevocably consents to service of process out of the aforementioned courts and waives any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or in connection with this Agreement brought in the aforementioned courts. Each of the parties hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

12.4 Assignment. This Agreement binds and benefits the parties and their respective successors and assignees. No party hereto shall have the right to freely assign any of its rights or delegate performance of any of its obligations under this Agreement, without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate performance of any of its obligations under this Agreement (i) to any Affiliate of Buyer or any financing source of Buyer or any Affiliate of Buyer, or (ii) in connection with a business combination transaction, provided that no such assignment or delegation will relieve Buyer from any of its obligations hereunder. Notwithstanding anything to the contrary contained in this Agreement including this Section 12.4, Buyer may elect to have any or all of the Transferred Assets conveyed or transferred to, or any or all of the Assumed Liabilities assumed by, one or more of its Affiliates as may be designated by Buyer from time to time prior to the Closing, provided that no such conveyance, transfer or assumption shall relieve Buyer from any of its obligations hereunder.

12.5 Successors and Assigns. Subject to Section 12.4, all agreements made and entered into in connection with this Transaction shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.

12.6 Amendments; Waivers. No alteration, modification or change of this Agreement shall be valid except by an agreement in writing executed by the parties hereto. Except as otherwise expressly set forth herein, no failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

12.7 Entire Agreement. This Agreement (including the Exhibits and Disclosure Schedule which are hereby incorporated by reference into and made a part of this Agreement for all purposes) and the other Transaction Documents merge all previous negotiations and agreements between the parties hereto, either verbal or written, and constitute the entire agreement and understanding between the parties with respect to the subject matter of this Agreement and the other Transaction Documents. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule), the statements in the body of this Agreement will control.

12.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement. Facsimile and/or PDF signatures shall be deemed original signatures.

12.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

12.10 Section Headings. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

12.11 Interpretation. As both parties have participated in the drafting of this Agreement, any ambiguity shall not be construed against either party as the drafter. Unless the context of this Agreement clearly requires otherwise, “or” has the inclusive meaning frequently identified with the phrase “and/or,” “including” has the inclusive meaning frequently identified with the phrase “including, but not limited to”, and references to “hereof,” “hereunder” or “herein” or words of similar import relate to this Agreement. Unless the context otherwise requires, references herein to: (x) Articles, Sections, Disclosure Schedule, and Exhibits mean the Articles and Sections of, and Disclosure Schedule, and Exhibits attached to, this Agreement; (y) an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Disclosure Schedule and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

12.12 Third Parties. Other than pursuant to Section 8.12, Section 11.4 and Section 12.16, Nothing herein, expressed or implied, is intended to or shall confer on any Person other than the parties hereto any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

12.13 Specific Performance. Buyer and Seller agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Bankruptcy Court without proof of actual damages or otherwise (and, to the fullest extent permitted by Law, each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

12.14 No Implied Representations; Non-Reliance. The parties hereto acknowledge that, except as expressly provided in Article VI and Article VII and in the other Transaction Documents (including the officer’s certificate delivered by Seller pursuant to Section 9.3 and the officer’s certificate delivered by Buyer pursuant to Section 10.2), none of the parties hereto is making any representation or warranties whatsoever, implied or otherwise, in connection with the transactions contemplated by this Agreement.

Buyer hereby acknowledges and agrees that: Buyer has conducted its own independent investigation, review and analysis of the Business and the Transferred Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (i) in making its decision to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article VI of this Agreement (including, and subject to, the related portions of the Disclosure Schedule) and in the other Transaction Documents (including the officer’s certificate delivered by Seller pursuant to Section 9.3) and disclaims reliance on any other representations and warranties of any kind or nature express or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, assets or liabilities or prospects of the Business); and (ii) neither Seller nor any other Person has made any representation or warranty as to Seller or the accuracy or completeness of any information regarding the Business and Transferred Assets furnished or made available to Buyer and its Representatives, except as expressly set forth in Article VI of this Agreement (including, and subject to, the related portions of the Disclosure Schedule) and in the other Transaction Documents (including the officer’s certificate delivered by Seller pursuant to Section 9.3). Notwithstanding anything to the contrary, nothing in this Section 12.14 shall limit, or provide a defense against, any claim for Fraud.

12.15 Disclosure Schedule and Exhibits. The Disclosure Schedule and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in any Exhibit or in the Disclosure Schedule but not otherwise defined therein shall be defined as set forth in this Agreement. The representations and warranties of Seller set forth in any particular section of this Agreement are made and given subject to the disclosures contained in the corresponding section of the Disclosure Schedule. Inclusion of the information in the Disclosure Schedule will not be construed as an admission that such information is material to the business, operations or condition (financial or otherwise) of Seller. The Disclosure Schedule has been arranged for purposes of convenience in separately titled sections corresponding to the Sections of this Agreement, but each section of the Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedule to the extent it is reasonably apparent on its face that the disclosure of such matter is applicable to such section of the Disclosure Schedule.

12.16 Non-Recourse. The parties acknowledge that (i) no direct or indirect equity holder or lender of any party, (ii) no member of any board of managers or special committee of any party or any Affiliate of any party and (iii) no past, present or future director, officer, committee member, employee, incorporator, member, partner or direct or indirect equity holder or lender of any party (such Persons described in clauses (i)-(iii) above, the “Non-Recourse Parties”) is a party to this Agreement or, except as expressly contemplated therein as parties thereto, any other Transaction Document. The parties further acknowledge that none of the Non-Recourse Parties, whether individually or collectively, shall have any liability whatsoever of any kind or description for any Liabilities of any party under this Agreement or, except as expressly contemplated therein as parties thereto, any other Transaction Document or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or thereby. Accordingly, the parties hereby agree that in the event (a) there is any alleged breach or alleged default or breach or default by any party under this Agreement or any of the other Transaction Documents or (b) any party has or may have any Claim arising from or relating to the terms of this Agreement or any other Transaction Document, no party shall, or shall have any right to, commence any proceedings or otherwise seek to impose any Liability whatsoever of any kind or description on or against the Non-Recourse Parties, whether collectively or individually, by reason of such alleged breach, default or claim, except and only to the extent that a Non-Recourse Party is expressly contemplated in a Transaction Document as a party to such Transaction Document.

12.17 Definitions. For purposes of this Agreement, the term:

(a) “Accounts Receivable” has the meaning set forth in Section 1.1(b)(xiv).

(b) “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the powers to direct or cause the direction of management or policies of a Person, through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(c) “Agreement” has the meaning set forth in the preamble.

(d) “Allocable Consideration” has the meaning set forth in Section 4.2.

(e) “Allocation Schedule” has the meaning set forth in Section 4.2.

(f) “Alternative Transaction” means a transaction or series of related transactions pursuant to which Seller, at the conclusion of the Auction, accepts a bid for all or a material portion of the Transferred Assets or any group of assets that includes all or a material portion of the Transferred Assets, from a Person other than Buyer or any Affiliate of Buyer (or a group or joint venture that includes Buyer or any Affiliate of Buyer), as the highest or best offer, in accordance with the Bidding Procedures Order.

(g) “Assumed Contracts” has the meaning set forth in Section 1.1(a)(i).

(h) “Assumed Liabilities” has the meaning set forth in Section 1.1(c).

(i) “Assumption Notice” has the meaning set forth in Section 1.1(e)(ii).

(j) “Auction” has the meaning set forth in the Bidding Procedures.

(k) “Avoidance Actions” means all rights, lawsuits, claims, rights of recovery, objections, causes of action, avoidance actions and other similar rights of Seller arising under chapter 5 of the Bankruptcy Code (whether or not asserted as of the Closing Date) and all proceeds thereof.

(l) “Bankruptcy Code” has the meaning set forth in the recitals.

(m) “Bankruptcy Court” has the meaning set forth in the recitals.

(n) “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

(o) “Bidding Procedures” means those Bidding Procedures attached as Exhibit 1 to the Bidding Procedures Order.

(p) “Bidding Procedures Order” means the entry of an order approving the Bidding Procedures in the form of that proposed Order (I) (A) Approving Certain Bidding Procedures and the Form and Manner of Notice Thereof, (B) Scheduling an Auction and a Hearing on the Approval of the Sale of All or Substantially All of the Debtor’s Assets, (C) Establishing Certain Assumption and Assignment Procedures and Approving Manner of Notice Thereof, and (D) Scheduling a Hearing to Approve Assumption and Assignment of the Assumed Contracts; and (E) Granting Related Relief [D.I. 12-1] filed with the Bankruptcy Court on December 13, 2022, or otherwise in form and substance acceptable to Buyer in its sole and absolute discretion.

(q) “Bill of Sale, Assignment and Assumption Agreement” has the meaning set forth in Section 3.1(a).

(r) “Breaching Party” has the meaning set forth in Section 11.1.

(s) “Business” has the meaning set forth in the recitals.

(t) “Business Day” means any day on which banks are required or authorized by Law to be closed for business in the City of New York, New York or San Francisco, California.

(u) “Buyer” has the meaning set forth in the preamble.

(v) “Buyer Default Termination” has the meaning set forth in Section 4.1(b).

(w) “Buyer Related Parties” means Buyer and its Affiliates, and their respective fiduciaries, shareholders, equity holders, financing sources, members, managers, partners, directors, divisions, officers, managers, executives, employees, independent contractors, freelancers, consultants and other Representatives, and the successors and assigns of each of them.

(x) “Claim” has the meaning under section 101(5) of the Bankruptcy Code.

(y) “Closing” has the meaning set forth in Section 5.1.

(z) “Closing Cash Consideration” has the meaning set forth in Section 4.1(a).

(aa) “Closing Date” has the meaning set forth in Section 5.1.

(bb) “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

(cc) “Confidentiality Agreement” has the meaning set forth in Section 8.9.

(dd) “Consideration” has the meaning set forth in Section 4.1(a).

(ee) “Contract” means any agreement, contract, note, mortgage, bond, indenture, lease, benefit plan, other instrument, commitment or legally binding arrangement, whether written or oral.

(ff) “Copyrights” has the meaning set forth in Section 12.17(kkk).

(gg) “Cure Costs” means all amounts, costs and expenses required by the Bankruptcy Court to cure defaults, if any, under the Assumed Contracts so that they may be assumed and assigned to Buyer pursuant to Sections 363 and 365 of the Bankruptcy Code.

(hh) “Designation Right Asset” has the meaning set forth in Section 1.1(e)(i).

(ii) “Designation Right Budget” has the meaning set forth in Section 1.1(e)(i).

(jj) “Designation Rights Period” means the period from and after the Closing Date and ending on February 28, 2023.

(kk) “Deposit” has the meaning set forth in Section 4.1(b).

(ll) “Disclosure Schedule” has the meaning set forth in Article VI.

(mm) “Domain Names” has the meaning set forth in Section 12.17(kkk).

(nn) “Employee” means any Person employed by Seller.

(oo) “Employee Plan” means (i) any employee benefit plan (within the meaning of Section 3(3) of ERISA), (ii) any retirement, welfare benefit, bonus, incentive, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, supplemental retirement, deferred compensation, retiree welfare, life insurance, severance, Code Section 125 flexible benefit or vacation or other paid time-off plan, program or agreement and (iii) any individual employment, retention, termination, severance or other similar agreement, in each case, which cannot be terminated at-will and without severance or other similar cost or Liability and pursuant to which Seller or their Affiliates currently has any obligation with respect to any Employee, other than governmental plans or arrangements.

(pp) “Environmental Laws” means, whenever in effect, all foreign, federal, state, and local Laws and other provisions having the force or effect of Law, all judicial and administrative Orders and determinations, all contractual obligations, all common Law, and published policy or guidance, in each case concerning public health and safety, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, processing, discharge, Release, threatened Release, control, or cleanup of any Hazardous Substances or wastes, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.) and any Laws promulgated thereunder, the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and including the laws of nuisance and trespass, and the regulations promulgated pursuant thereto.

(qq) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(rr) “ERISA Affiliates” means any trade or business (whether or not incorporated) that is treated as a single employer with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(ss) “Escrow” has the meaning set forth in Section 4.1(b).

(tt) “Escrow Agent” has the meaning set forth in Section 4.1(b).

(uu) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(vv) “Excluded Assets” has the meaning set forth in Section 1.1(b).

(ww) “Excluded Contracts” has the meaning set forth in Section 1.1(b)(iv).

(xx) “Excluded Liabilities” has the meaning set forth in Section 1.1(d).

(yy) “Final Order” means a final order within the meaning of 28 U.S.C. § 158(a), which order shall be immediately effective and enforceable upon its entry, and which order shall include a waiver of the 14-day stay provided by Bankruptcy Rules 6004(h) and 6006(d).

(zz) “Fraud” means any claim for actual fraud (as determined under the Laws of the State of Delaware) with specific intent to deceive brought against a party hereto with respect to the making of the representations and warranties set forth in this Agreement or in any certificate delivered pursuant to this Agreement.

(aaa) “GAAP” has the meaning set forth in Section 6.9(a).

(bbb) “Governmental Entity” means any supranational, national, state, provincial, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of Law), any arbitrator, court, or tribunal of competent jurisdiction, or any other administrative, executive, judicial or regulatory body.

(ccc) “Hazardous Substance” means (i) any petroleum or petroleum product, flammable explosive, radioactive material, medical waste, radon, asbestos or asbestos-containing material or polychlorinated biphenyls (PCBs); and (ii) any element, compound, substance, waste or other material that is regulated under any Environmental Law or is defined as, or included in the definition of, or deemed by or pursuant to any Environmental Law or by any Governmental Entity to be “hazardous,” “toxic,” a “contaminant,” “waste,” a “pollutant,” “hazardous substance,” “hazardous waste,” “restricted hazardous waste,” “hazardous material,” “extremely hazardous waste,” a “toxic substance,” a “toxic pollutant” or words with similar meaning, including any element, compound, substance, waste or other material that is regulated under the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other similar federal, state or local environmental conservation and protection Laws, each as amended.

(ddd) “Information Security Program” means a written information security program that complies with the Privacy and Security Requirements, that when appropriately implemented and maintained would constitute reasonable security procedures and practices appropriate to the nature of Personal Data, and that is at least as stringent as one or more relevant industry standards and that includes: (i) written policies and procedures regarding Personal Data, and the processing thereof; (ii) administrative, technical and physical safeguards to protect the security, confidentiality, and availability, integrity of any Personal Data owned, controlled, maintained, held, or processed by the Seller; (iii) disaster recovery, business continuity, incident response, and security plans, procedures and facilities; and (iv) protections against security incidents, Malicious Code, and against loss, misuse, unauthorized access to, and disruption of, the processing of Personal Data and IT Systems.

(eee) “Initial Deposit” has the meaning set forth in Section 4.1(b).

(fff) “Intellectual Property Assignment Agreement” has the meaning set forth in Section 3.1(c).

(ggg) “IP Licenses” means all Contracts pursuant to which Seller has acquired from any other Person any license, covenant not to sue or otherwise enforce rights, or other rights (including usage rights) or entitlements in or to any Intellectual Property; or granted or transferred to any other Person any license, covenant not to sue or otherwise enforce rights, or other rights (including usage rights) or entitlements in or to any Seller-Owned Intellectual Property.

(hhh) “Intellectual Property” means all domestic and foreign, federal, state and/or provincial patents and patent applications, and all patents issuing thereon, including without limitation utility, model, industrial design and design patents and certificates of invention, together with all reissue patents, patents of addition, divisionals, provisional applications, renewals, continuations, continuations-in-part, substitutions, additions, extensions, confirmations, re-examinations, and all foreign counterparts of the forgoing which are in the process of being prepared, and all inventions and improvements disclosed therein (collectively, “Patents”); trademarks, service marks, trade dress, trade names, brand names, designs, logos, commercial symbols and corporate names and other indicia of source or origin, and all registrations, applications, and goodwill associated therewith (collectively, “Trademarks”); copyrights and all works of authorship, whether or not registered or copyrightable, and all applications, registrations, and renewals in connection therewith (collectively, “Copyrights”); software, including without limitation computer programs, operating systems, applications, software, firmware, tools, data files, databases, graphics, schematics, interfaces, architecture, file formats, routines, algorithms, and any and all specifications and documentation (including training and user manuals) related thereto and all copyrights therein (“Software”); domain names, Internet addresses and other computer identifiers, web sites, URLs, web pages, unique phone numbers, registrations for any of the foregoing and any and all other similar rights and items (“Domain Names”); confidential and proprietary information, including without limitation, trade secrets, know-how, formulae, ideas, concepts, discoveries, innovations, improvements, results, reports, information and data, research, laboratory and programmer notebooks, methods, procedures, proprietary technology, operating and maintenance manuals, engineering and other drawings and sketches, customer lists, supplier lists, pricing information, cost information, business manufacturing and production, processes, techniques, designs, specifications, and blueprints (collectively, “Trade Secrets”); all other intellectual or industrial property and proprietary rights in any form or medium known or later devised; and all copies and tangible embodiments, goodwill, rights of priority and protection of interests therein, and rights to recover for past, present and future infringement, misappropriation, dilution or other violation associated with any of the foregoing.

(iii) “IT Systems” mean the hardware, software, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases, data communication lines, network and telecommunications equipment, websites and Internet-related information technology infrastructure, wide area network and other data communications or information technology equipment, owned or leased by, licensed to, or used to process Personal Data in the conduct of the Business.

(jjj) “Knowledge of Seller” means the actual knowledge of Lawrence Perkins, Kevin J. Kennedy, Enzo Signore and Patrick Archambault, each after due inquiry of his or her direct reports with operational responsibility for the fact or matter in question.

(kkk) “Later Identified Contract” has the meaning set forth in Section 8.14(b).

(lll) “Later Identified Excluded Assets” has the meaning set forth in Section 8.14(b).

(mmm) “Later Identified Transferred Assets” has the meaning set forth in Section 8.14(a).

(nnn) “Law” means any constitution, treaty, statute, law, principle of common law, ordinance, rule or regulation of any Governmental Entity.

(ooo) “Lease” means all leases or subleases of real property or personal property.

(ppp) “Leased Real Properties” has the meaning set forth in Section 6.5(b).

(qqq) “Legal Proceeding” means any claim, action, cause of action, demand, arbitration, inquiry, audit, examination, assessment, notice of violation, proceeding, hearing, investigation, litigation, suit, citation, summons, subpoena, or investigation of any nature (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

(rrr) “Liability” means any liability, debt, guarantee, claim (including any Claim), demand, expense, commitment or obligation of every kind and description (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, or at law or in equity or otherwise,), including any claims or liability based on successor liability theories or otherwise under any theory of Law or equity, and including all costs and expenses related thereto.

(sss) “Licensed Intellectual Property” has the meaning set forth in Section 6.13(f)(xii).

(ttt) “Lien” means any mortgage, lien, claim (as defined in section 101(5) of the Bankruptcy Code), including, without limitation, claims or liability based on successor liability theories or otherwise under any theory of Law or equity, community property interest, pledge, charge, condition, equitable interest, lien (statutory or other), option, warrant, security interest, encumbrance, easement, encroachment, right of way, right of first refusal, license, covenant not to sue or otherwise enforce rights or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, whether secured or unsecured, perfected or unperfected, choate or inchoate, filed or unfiled, scheduled or unscheduled, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.

(uuu) “Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

(vvv) “Material Adverse Effect” means any event, fact, change or circumstance that, individually or when aggregated with any one or more of the other such changes, facts, events or circumstances, has had or would reasonably be expected to have a material adverse effect on any of (i) the Business, the Assumed Liabilities or the Transferred Assets or Seller’s condition (financial or otherwise), operations, performance, or results of operations; (ii) the ability of Seller to perform Seller’s obligations under the Transaction Documents in a timely manner; or (iii) the validity or enforceability of the Transaction Documents or the rights and remedies of Seller under any of the Transaction Documents; provided, however, that in the case of clause (i) none of the following events, facts, changes or circumstances (individually or when aggregated with any one or more of the other such changes, facts, events or circumstances) shall be deemed to be or constitute a Material Adverse Effect, and none of the following changes, facts, events or circumstances (individually or when aggregated with any one or more of the other such changes, facts, events or circumstances) shall be taken into account when determining whether a Material Adverse Effect has occurred: (A) changes in geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyber-attacks, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyber-attacks, terrorism or military actions), pandemic or epidemic (including the continuation or worsening of the COVID-19 pandemic) in the United States or any other country or region in the world; (B) changes in general business or economic conditions; (C) changes to the conditions generally affecting any industry or industry sector in which the Seller operates or competes; (D) changes in regulatory, legislative or political conditions in the United States or any other country or region in the world; (E) changes in accounting rules, including GAAP, or any change in applicable Laws or the interpretation thereof; or (F) actions or omissions taken or not taken by or on behalf of Seller, which action or omission is required by this Agreement; provided, further, that the foregoing clauses (A) through (E) shall not include, and therefore the determination of “Material Adverse Effect” shall not exclude any event, fact, change or circumstance that affects the Business, the Transferred Assets and/or the Assumed Liabilities in a disproportionate manner when compared to the effect of the same on other Persons engaged in the industries in which Seller conducts the Business.

(www) “Material Contracts” has the meaning set forth in Section 6.11(a).

(xxx) “Next-Highest Bid” has the meaning set forth in the Bidding Procedures.

(yyy) “Next-Highest Bidder” has the meaning set forth in the Bidding Procedures.

(zzz) “Non-Breaching Party” has the meaning set forth in Section 11.1.

(aaaa) “Non-Recourse Parties” has the meaning set forth in Section 12.16.

(bbbb) “Open Source Software” shall mean any Software that is, contains, or is derived in any manner (in whole or in part) from any Software that is distributed as “free software” (as defined by the Free Software Foundation), “open source software” (i.e., Software distributed under any license approved by the Open Source Initiative as set forth in www.opensource.org), or under similar licensing or distribution terms. For the avoidance of doubt, “Open Source Software” includes Software licensed or distributed under any version of any of the following licenses or licenses substantially similar thereto: (i) GNU General Public License (GPL); (ii) GNU Lesser or Library General Public License (LGPL); (iii) GNU Affero General Public License (AGPL); (iv) Artistic License (e.g., PERL); (v) Mozilla Public License; (vi) Netscape Public License; (vii) Sun Community Source License (SCSL); (viii) Sun Industry Standards License (SISL); (ix) Common Public License; (x) BSD License; (xi) Apache License; (xii) OpenSymphony Software License; and (xiii) MIT License.

(cccc) “Order” means any judgment, order, writ, decree, injunction, or other determination whatsoever of any Governmental Entity or any other entity or body whose finding, ruling, or holding is legally binding or is enforceable as a matter of right (in any case, whether preliminary or final).

(dddd) “Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of Seller’s business, as conducted by Seller consistent with past custom and practice (including with respect to quantity and frequency) prior to the date of the commencement of the Voluntary Bankruptcy Cases; provided, that in no event shall “Ordinary Course of Business” include any breach of Law or Contract, or violation of any Permit.

(eeee) “Outside Date” means February 3, 2023.

(ffff) “Patent” has the meaning set forth in Section 12.17(kkk).

(gggg) “Periodic Taxes” has the meaning set forth in Section 8.6(d).

(hhhh) “Permit” means any license, permit, franchise, approval, authorization, registration, certification, accreditation, consent or similar right obtained, or required to be obtained, from any Governmental Entity.

(iiii) “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a Governmental Entity.

(jjjj) “Personal Data” means any information processed, collected, created or otherwise used or disclosed by Seller in connection with the Business (or any third party on behalf of Seller) that relates to or is reasonably capable of being associated with an identified or identifiable person, device, or household, including, but not limited to: (i) a natural person’s name, street address or specific geolocation information, date of birth, telephone number, email address, online contact information, photograph, biometric data, Social Security number, driver’s license number, passport number, tax identification number, any government-issued identification number, credit card number, bank account information and other financial account information, or financial customer or account numbers, account access codes and passwords, or health information; and (ii) any information pertaining to an individual that is regulated or protected by one or more laws, ordinances, rules, regulations, orders, or directives.

(kkkk) “Personal Property Leases” has the meaning set forth in Section 6.6.

(llll) “Privacy and Security Requirements” has the meaning set forth in Section 6.13(g).

(mmmm) “Privacy Policies” has the meaning set forth in Section 6.13(g).

(nnnn) “Qualified Bid” has the meaning set forth in the Bidding Procedures.

(oooo) “Registered Intellectual Property” means any Intellectual Property that is registered, filed or issued (or for which an application is pending for registration, filing or issuance) under the authority of any Governmental Entity (or, in the case of Domain Names, under the authority of any authorized private registrar).

(pppp) “Rejection Notice” has the meaning set forth in Section 1.1(e)(iii).

(qqqq) “Release” and “Removal” as used herein shall have the same meaning and definition as set forth in paragraphs (22) and (23), respectively, of Title 42 U.S.C. Section 9601 and any applicable Environmental Law.

(rrrr) “Releasees” has the meaning set forth in Section 8.12(a).

(ssss) “Releasors” has the meaning set forth in Section 8.12(a).

(tttt) “Required Consents” has the meaning set forth in Section 1.2(b).

(uuuu) “Sale Hearing” has the meaning set forth in the Bidding Procedures.

(vvvv) “Sale Motion” means the motion to be filed with the Bankruptcy Court by Seller in accordance with Section 2.1 seeking approval of the terms and conditions of the Transaction Documents, and authorization for the sale of the Transferred Assets and pursuant to Section 363 of the Bankruptcy Code and the assumption and assignment of the Assumed Contracts pursuant to Section 365 of the Bankruptcy Code, free and clear of all Liens.

(wwww) “Sale Order” means an order of the Bankruptcy Court in form and substance acceptable to Buyer in its sole and absolute discretion, which shall, among other things, comply with Section 2.2(a).

(xxxx) “SEC” means the U.S. Securities and Exchange Commission.

(yyyy) “Securities Act” means the Securities Act of 1933, as amended.

(zzzz) “Seller” has the meaning set forth in the preamble.

(aaaaa) “Seller Fundamental Representations” has the meaning set forth in Section 9.1(a).

(bbbbb) “Seller Intellectual Property” means all Intellectual Property used or held for use by or on behalf of Seller in connection with the Business, including all Seller-Owned Intellectual Property.

(ccccc) “Seller Registered Intellectual Property” has the meaning set forth in Section 6.13(a).

(ddddd) “Seller Related Parties” means Seller and its Affiliates, and their respective fiduciaries, shareholders, equity holders, members, managers, partners, directors, divisions, officers, managers, executives, employees, independent contractors, freelancers, consultants and other Representatives, and the successors and assigns of each of them.

(eeeee) “Seller SEC Reports” means all required registration statements, prospectuses, periodic reports, schedules, forms, statements and other documents required to be filed by Seller under the Securities Act or the Exchange Act with the SEC since February 8, 2022, including all exhibits to the foregoing.

(fffff) “Seller-Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by or proprietary to Seller, including without limitation all Registered Intellectual Property; and Seller-Owned Software.

(ggggg) “Seller-Owned Software” means any and all Software that is owned or purported to be owned by or proprietary to, or has been developed by or on behalf of, Seller.

(hhhhh) “Software” has the meaning set forth in Section 12.17(kkk).

(iiiii) “Subsidiary” of any Person means any corporation or other form of legal entity an amount of the outstanding voting securities of which sufficient to elect at least a majority of its board of directors or other governing body (or, if there are not such voting securities, 50% or more of the equity interests of which) is owned or controlled, directly or indirectly, by such Person.

(jjjjj) “Successful Bid” has the meaning set forth in the Bidding Procedures.

(kkkkk) “Successful Bidder” has the meaning set forth in the Bidding Procedures.

(lllll) “Supplemental Deposit,” has the meaning set forth in Section 4.1(b).

(mmmmm) “Tax” means all federal, state, local, foreign or other taxes of any kind and any similar fees, assessments or charges (together with any and all interest, penalties and additions to tax imposed with respect thereto or related thereto) imposed by any tax authority, including taxes or other charges imposed by any tax authority on or with respect to income, franchises, windfall or other profits, gross receipts, severance, excise, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, and taxes or other charges imposed by any tax authority in the nature of excise, withholding, ad valorem or value added.

(nnnnn) “Tax Return” means any return, declaration, report, estimate, claim for refund, or information return or statement or other document relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment thereto or amendment thereof.

(ooooo) “Trade Secrets” has the meaning set forth in Section 12.17(kkk).

(ppppp) “Trademarks” has the meaning set forth in Section 12.17(kkk).

(qqqqq) “Transaction” has the meaning set forth in the recitals.

(rrrrr) “Transaction Documents” means this Agreement and all other agreements, documents and instruments executed in connection herewith or required to be executed and/or delivered in accordance with the provisions of this Agreement or in connection with the Transaction (including the Bill of Sale, Assignment and Assumption Agreement and the Intellectual Property Assignment Agreement).

(sssss) “Transferred Assets” has the meaning set forth in Section 1.1(a).

(ttttt) “Transferred Employees” has the meaning set forth in Section 8.7(b).

(uuuuu) “Underground Storage Tank” means any one or combination of tanks, including appurtenant pipes, lines, fixtures and other related equipment, used to contain an accumulation of Hazardous Substances, the volume of which, including the volume of the appurtenant pipes, lines, fixtures and other related equipment, is 10% or more below the ground.

(vvvvv) “Voluntary Bankruptcy Case” has the meaning set forth in the recitals.

[The next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused their respective authorized officers to duly execute this Asset Purchase Agreement as of the day and year first written above.

ROLISI, LLC

By:	/s/ Simon Vine
Name:	Simon Vine
Title:	Member

QUANERGY SYSTEMS, INC.

By:	/s/ Lawrence Perkins
Name:	Lawrence Perkins
Title:	Chief Restructuring Officer and President

[Signature page to Asset Purchase Agreement]

EXHIBIT A

FORM OF BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

[See Attached]

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

This Bill of Sale, Assignment and Assumption Agreement (this “Bill of Sale”) is executed and entered into as of February 3, 2023, by and between ROLISI LLC, a Florida limited liability company or its designee (“Assignee”) and Quanergy Systems, Inc. (“Assignor”) pursuant to that certain Asset Purchase Agreement, dated as of February 3, 2023, by and between Assignee and Assignor (the “Purchase Agreement”).

1. Defined Terms. Except as otherwise provided herein, capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement.

2. Transfer of Assets. For the consideration set forth in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to, and subject to the terms and conditions of, the Purchase Agreement, Assignor does hereby sell, transfer, convey, assign and deliver to Assignee, its successors and assigns, forever, and Assignee does hereby purchase, acquire and take assignment and delivery from Assignor, effective as of the date hereof, all of Assignor’s rights, title and interest in, to and under the Transferred Assets, other than the Assumed Contracts.

3. Assignment of Rights; Assumption. Subject to the terms and conditions set forth in the Purchase Agreement, effective as of the date hereof, (a) Assignor hereby irrevocably sells, transfers, conveys, assigns and delivers to Assignee, and Assignee hereby accepts the sale, transfer, conveyance, assignment and delivery of, all of Assignor’s rights, title and interest in, to and under the Assumed Contracts, free and clear of all Liens, and (b) Assignee hereby assumes and shall thereafter pay, discharge and perform in accordance with their terms, and subject to all defenses or counterclaims with respect thereto, all Liabilities of Assignor to the extent first arising and accruing (and relating to periods) after the Closing under the Assumed Contracts which relate to periods of time on or after the Closing Date (other than Excluded Liabilities). Notwithstanding anything herein to the contrary, and for the avoidance of doubt, Assignee does not hereby assume, and shall not be bound by or be obligated or responsible for, any Excluded Liabilities.

4. Appointment. Assignor, on behalf of themselves and their Affiliates, hereby appoints Assignee and its successors and assigns as Assignor’s and its Affiliates’ true and lawful attorneys as of the date of this Agreement, with full power of substitution by, on behalf of, and for the benefit of Assignee and its successors and assigns, to institute and prosecute in Assignor’s and its Affiliates’ name, for the benefit of Assignee and its successors and assigns, any proceedings at law, in equity or otherwise, which Assignee and its successors or assigns may require for the collection or reduction to possession of any of the Transferred Assets or for the collection and enforcement of any claim or right hereby sold, transferred, conveyed, assigned and delivered pursuant to the terms of this Agreement. The foregoing powers are coupled with an interest and shall be irrevocable by Assignor for any reason whatsoever.

5. Further Assurances; Successors and Assigns. Assignor does hereby covenant and agree that it will execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and transfer or other instruments and documents, and take or arrange for such other actions, as may be reasonably required to effectively transfer to, and vest in, Assignee, its successors and permitted assigns all of Assignor’s rights, title and interest in, to and under the Transferred Assets described herein. This instrument shall be binding on Assignor and its successors and permitted assigns, and the covenants and agreements of the Assignor set forth herein shall inure to the benefit of Assignee and its successors and permitted assigns.

1

6. Conflict with Purchase Agreement. This Bill of Sale is entered into pursuant to, and the terms of this Bill of Sale are subject to, the terms, provisions, conditions and limitations set forth in the Purchase Agreement. This Bill of Sale is not intended to supersede, enlarge on or modify any of the obligations, agreements, covenants, representations or warranties of Assignor or Assignee contained in the Purchase Agreement. In the event the terms of this Bill of Sale conflict with the terms of the Purchase Agreement, the terms of the Purchase Agreement shall govern.

7. The following sections of the Purchase Agreement shall apply to this Bill of Sale mutatis mutandis as if such provisions were set forth herein at length: Section 12.3 (Governing Law), Section 12.5 (Successors and Assigns), Section 12.6 (Amendments; Waivers), Section 12.8 (Counterparts), Section 12.9 (Severability) and Section 12.10 (Section Headings).

[Signature Page Follows]

2

IN WITNESS WHEREOF, Assignor and Assignee have executed this Bill of Sale as of the date first written above.

ASSIGNEE:

ROLISI, LLC

By:
Name:
Title:

ASSIGNOR:

QUANERGY SYSTEMS, INC.

By:
Name:
Title:

[Signature page to Bill of Sale]

EXHIBIT B

FORM OF INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

[See Attached]

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT (“IP Assignment Agreement”), dated as of February 3, 2023 (“Effective Date”), is made by Quanergy Systems, Inc., a Delaware corporation, (“Assignor”) in favor of ROLISI LLC, a Florida limited liability company or its designee (“Assignee”), the purchaser of certain assets of Assignor pursuant to an Asset Purchase Agreement, dated February 3, 2023, between Assignor and Assignee (the “Purchase Agreement”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

WHEREAS, Assignor is the owner of all right, title and interest in and to the Intellectual Property forming a part of the Transferred Assets (collectively, the “Intellectual Property Assets”);

WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to sell, transfer, convey, assign and deliver to Assignee the Intellectual Property Assets, along with the goodwill pertaining thereto and associated therewith, and that portion of the business to which the Intellectual Property Assets pertain, and

WHEREAS, Assignee desires to acquire all of Seller’s rights, title and interest in, to and under the Intellectual Property Assets, along with the goodwill pertaining thereto and associated therewith, and that portion of the business to which the Intellectual Property Assets pertain.

NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

1. Assignment. As of the Effective Date, Assignor hereby irrevocably sells, transfers, assigns, conveys and delivers to Assignee, and Assignee hereby accepts the sale, transfer, assignment, conveyance and delivery of, all of Assignor’s right, title and interest in and to the Intellectual Property Assets, including without limitation: (a) the trademark registrations and applications set forth on Annex 6.13(a)(ii) of Section 6.13 of the Disclosure Schedule attached hereto (the “Assigned Trademarks”); (b) the issued patents and patent applications set forth on Annex 6.13(a)(i) of Section 6.13 of the Disclosure Schedule attached hereto (the “Assigned Patents”); and (c) the registered Internet domain names set forth on Section 6.13 of the Disclosure Schedule attached hereto (the “Assigned Domains”), together with (i) all goodwill of the business associated with or symbolized by the Intellectual Property Assets, along with that portion of the business to which the Intellectual Property Assets pertain, (ii) all rights of any kind whatsoever of Assignor accruing under and/or derived from any of the Intellectual Property Assets provided by applicable law of any jurisdiction, by international treaties and conventions and otherwise throughout the world, including all such rights accruing under and/or derived from all registrations that may be granted on the Intellectual Property Assets, and any extensions and renewals thereof, (iii) any past, present and/or future claims or causes of action (either in law or in equity) arising out of or related to any infringement, misappropriation, dilution or other violation of any of the Intellectual Property Assets, and the right to sue for damages, injunctive relief, lost profits in connection therewith or any other remedy or otherwise recover therefor, (iv) any and all income, royalties, damages and payments now or hereafter due and/or payable with respect to the Intellectual Property Assets and the right to receive such income, royalties and payments, (v) the right to prosecute, maintain and defend the Intellectual Property Assets, (vi) the right to claim priority based on the Intellectual Property Assets and (vii) the right to fully and entirely stand in the place of Assignor in all matters related thereto, the same to be held and enjoyed by Assignee for its own use and enjoyment and the use and enjoyment of its successors and assigns as fully and entirely as the same would have been held and enjoyed by Assignor if this assignment had not been made. The assignment contemplated herein is meant to be an absolute assignment and not by way of security.

1

2. Recordation and Further Actions. Assignor hereby authorizes the United States Patent and Trademark Office, and any other Intellectual Property registry anywhere in the world, to record and register this IP Assignment Agreement upon request by Assignee. Following the date hereof, Assignor shall use commercially reasonable best efforts to (a) execute, acknowledge and deliver such other instruments, documents and agreements and (b) do such other things, in each case, as may be reasonably necessary, proper or advisable to carry out its obligations under this IP Assignment Agreement and as may be reasonably necessary, proper or advisable to more completely effectuate, consummate, record, perfect or confirm the transactions contemplated hereby. Assignor further agrees to use commercially reasonable best efforts to assist Assignee in changing the technical and administrative contact information for the Internet domain names included in the Intellectual Property Assets with the applicable Internet domain name registrars to such information of Assignee’s choice (including by delivering to Assignee any and all applicable user names and passwords for any accounts related to such Internet domain names to enable Assignee to assume control of such Internet domain names). Assignor hereby constitutes and appoints Assignee as its true and lawful agent and attorney-in-fact, with full power of substitution, in the name and stead of Assignor but on behalf and for the benefit of Assignee, to take and execute in the name of Assignor any and all actions and documents that may be deemed necessary or proper to effectuate, consummate, record, perfect or confirm the transactions contemplated in this IP Assignment Agreement.

3. Terms of the Purchase Agreement. The parties hereto acknowledge and agree that this IP Assignment Agreement is entered into pursuant to the Purchase Agreement, to which reference is made for a further statement of the rights and obligations of Assignor and Assignee with respect to the Intellectual Property Assets. The representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall control.

4. Entire Agreement. This IP Assignment Agreement, together with the Purchase Agreement, constitutes the sole and entire agreement of the parties hereto with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

5. Amendments; Waivers. No alteration, modification or change of this IP Assignment Agreement shall be valid except by an agreement in writing executed by the parties hereto. Except as otherwise expressly set forth herein, no failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

6. Additional Terms. The following sections of the Purchase Agreement shall apply to this IP Assignment Agreement mutatis mutandis as if such provisions were set forth herein at length: Section 12.2 (Governing Law), Section 12.4 (Governing Law), Section 12.4 (Assignment), Section 12.5 (Successors and Assigns), Section 12.8 (Counterparts), Section 12.9 (Severability), Section 12.10 (Section Headings), and Section 12.11 (Interpretation).

[SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF, the parties have caused this IP Assignment Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

QUANERGY SYSTEMS, INC.

By:
Name:
Title:

AGREED TO AND ACCEPTED:

ROLISI, LLC

By:
Name:
Title:

STATE OF )
COUNTY OF )

Before me,                                                           of the state and county aforesaid, personally appeared                                 , with whom I am personally acquainted, or proved to me on the basis of satisfactory evidence and who, upon oath, acknowledged himself to be president (or other officer authorized to execute the instrument) of Quanergy Systems, Inc., the within named bargainor, a corporation, and that he as such                                 , executed the foregoing instrument for the purpose therein contained, by signing the name of the corporation by himself as                             .

Witness my hand and seal, at office in                         , this                  day of [    ], 2023.

Notary Public

My Commission Expires:

Exhibit 99.1

Case 22-11305-CTG      Doc 165      Filed 01/20/23      Page 1 of 12

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In Re.	Quanergy Systems, Inc.	§	Case No.	22-11305
§
§
	Debtor(s)	§
☐ Jointly Administered

Monthly Operating Report		Chapter 11

Reporting Period Ended: 12/31/2022		Petition Date: 12/13/2022

Months Pending: 1		Industry Classification: 5 4 1 5

Reporting Method:	Accrual Basis	Cash Basis

Debtor’s Full-Time Employees (current):		80

Debtor’s Full-Time Employees (as of date of order for relief):		87

Supporting Documentation (check all that are attached):

(For jointly administered debtors, any required schedules must be provided on a non-consolidated basis for each debtor)

☒	Statement of cash receipts and disbursements
☒	Balance sheet containing the summary and detail of the assets, liabilities and equity (net worth) or deficit
☒	Statement of operations (profit or loss statement)
☒	Accounts receivable aging
☐	Postpetition liabilities aging
☐	Statement of capital assets
☒	Schedule of payments to professionals
☒	Schedule of payments to insiders
☐	All bank statements and bank reconciliations for the reporting period
☐	Description of the assets sold or transferred and the terms of the sale or transfer

/s/ Shane Reil	Shane Reil
Signature of Responsible Party	Printed Name of Responsible Party

01/20/2023	Young Conaway Stargatt & Taylor, LLP
Date	1000 N. King Street
Wilmington, DE 19801
Address

STATEMENT: This Periodic Report is associated with an open bankruptcy case; therefore, Paperwork Reduction Act exemption 5 C.F.R. § 1320.4(a)(2) applies.

UST Form 11-MOR (12/01/2021)	1

Case 22-11305-CTG Doc 165 Filed 01/20/23 Page 2 of 12

Debtor’s Name Quanergy Systems, Inc.	Case No. 22-11305

Part 1: Cash Receipts and Disbursements		Current Month	Cumulative
a.	Cash balance beginning of month	$9,101,853

b.	Total receipts (net of transfers between accounts)	$82,562	$82,562

c.	Total disbursements (net of transfers between accounts)	$789,023	$789,023

d.	Cash balance end of month (a+b-c)	$8,395,391

e.	Disbursements made by third party for the benefit of the estate	$0	$0

f.	Total disbursements for quarterly fee calculation (c+e)	$789,023	$789,023

Part 2: Asset and Liability Status (Not generally applicable to Individual Debtors. See Instructions.)		Current Month
a.	Accounts receivable (total net of allowance)	$1,226,061

b.	Accounts receivable over 90 days outstanding (net of allowance)	$51

c.	Inventory ( Book Market Other (attach explanation))	$5,934,293

d	Total current assets	$40,607,761

e.	Total assets	$42,144,056

f.	Postpetition payables (excluding taxes)	$24,873

g.	Postpetition payables past due (excluding taxes)	$0

h.	Postpetition taxes payable	$0

i.	Postpetition taxes past due	$0

j.	Total postpetition debt (f+h)	$24,873

k.	Prepetition secured debt	$0

l.	Prepetition priority debt	$40,000

m.	Prepetition unsecured debt	$31,022,475

n.	Total liabilities (debt) (j+k+l+m)	$31,087,348

o.	Ending equity/net worth (e-n)	$11,056,708

Part 3: Assets Sold or Transferred		Current Month	Cumulative
a.	Total cash sales price for assets sold/transferred outside the ordinary course of business	$0	$0

b.	Total payments to third parties incident to assets being sold/transferred outside the ordinary course of business	$0	$0

c.	Net cash proceeds from assets sold/transferred outside the ordinary course of business (a-b)	$0	$0

Part 4: Income Statement (Statement of Operations) (Not generally applicable to Individual Debtors. See Instructions.)		Current Month	Cumulative
a.	Gross income/sales (net of returns and allowances)	$209,958

b.	Cost of goods sold (inclusive of depreciation, if applicable)	$43,143

c.	Gross profit (a-b)	$166,815

d.	Selling expenses	$377,870

e.	General and administrative expenses	$1,108,772

f.	Other expenses	$65,417

g.	Depreciation and/or amortization (not included in 4b)	$26,029

h.	Interest	$-530

i.	Taxes (local, state, and federal)	$0

j.	Reorganization items	$999,864

k.	Profit (loss)	$-2,410,607	$-2,410,607

UST Form 11-MOR (12/01/2021)	2

Case 22-11305-CTG Doc 165 Filed 01/20/23 Page 3 of 12

Debtor’s Name Quanergy Systems, Inc.	Case No. 22-11305

Part 5: Professional Fees and Expenses
				Approved Current Month	Approved Cumulative	Paid Current Month	Paid Cumulative
a.	Debtor’s professional fees & expenses (bankruptcy) Aggregate Total
Itemized Breakdown by Firm
		Firm Name	Role
i

ii

iii

iv

v

vi

vii

viii

ix

x

xi

xii

xiii

xiv

xv

xvi

xvii

xviii

xix

xx

xxi

xxii

xxiii

xxiv

xxv

xxvi

xxvii

xxviii

xxix

xxx

xxxi

xxxii

xxxiii

xxxiv

xxxv

xxxvi

UST Form 11-MOR (12/01/2021)	3

Case 22-11305-CTG Doc 165 Filed 01/20/23 Page 4 of 12

Debtor’s Name Quanergy Systems, Inc.	Case No. 22-11305

xxxvii

xxxviii

xxxix

xl

xli

xlii

xliii

xliv

xlv

xlvi

xlvii

xlviii

xlix

l

li

lii

liii

liv

lv

lvi

lvii

lviii

lix

lx

lxi

lxii

lxiii

lxiv

lxv

lxvi

lxvii

lxviii

lxix

lxx

lxxi

lxxii

lxxiii

lxxiv

lxxv

lxxvi

lxxvii

lxxviii

UST Form 11-MOR (12/01/2021)	4

Case 22-11305-CTG Doc 165 Filed 01/20/23 Page 5 of 12

Debtor’s Name Quanergy Systems, Inc.	Case No. 22-11305

lxxix

lxxx

lxxxi

lxxxii

lxxxiii

lxxxiv

lxxxv

lxxxvi

lxxxvii

lxxxviii

lxxxix

xc

xci

xcii

xciii

xciv

xcv

xcvi

xcvii

xcviii

xcix

c

ci

				Approved Current Month	Approved Cumulative	Paid Current Month	Paid Cumulative
b.	Debtor’s professional fees & expenses (nonbankruptcy) Aggregate Total
Itemized Breakdown by Firm
		Firm Name	Role

i

ii

iii

iv

v

vi

vii

viii

ix

x

xi

xii

xiii

xiv

UST Form 11-MOR (12/01/2021)	5

Case 22-11305-CTG Doc 165 Filed 01/20/23 Page 6 of 12

Debtor’s Name Quanergy Systems, Inc.	Case No. 22-11305

xv

xvi

xvii

xviii

xix

xx

xxi

xxii

xxiii

xxiv

xxv

xxvi

xxvii

xxviii

xxix

xxx

xxxi

xxxii

xxxiii

xxxiv

xxxv

xxxvi

xxxvii

xxxviii

xxxix

xl

xli

xlii

xliii

xliv

xlv

xlvi

xlvii

xlviii

xlix

l

li

lii

liii

liv

lv

lvi

UST Form 11-MOR (12/01/2021)	6

Case 22-11305-CTG Doc 165 Filed 01/20/23 Page 7 of 12

Debtor’s Name Quanergy Systems, Inc.	Case No. 22-11305

lvii

lviii

lix

lx

lxi

lxii

lxiii

lxiv

lxv

lxvi

lxvii

lxviii

lxix

lxx

lxxi

lxxii

lxxiii

lxxiv

lxxv

lxxvi

lxxvii

lxxviii

lxxix

lxxx

lxxxi

lxxxii

lxxxiii

lxxxiv

lxxxv

lxxxvi

lxxxvii

lxxxviii

lxxxix

xc

xci

xcii

xciii

xciv

xcv

xcvi

xcvii

xcviii

xcix

c

c.	All professional fees and expenses (debtor & committees)

UST Form 11-MOR (12/01/2021)	7

Case 22-11305-CTG Doc 165 Filed 01/20/23 Page 8 of 12

Debtor’s Name Quanergy Systems, Inc.	Case No. 22-11305

Part 6: Postpetition Taxes		Current Month	Cumulative
a.	Postpetition income taxes accrued (local, state, and federal)	$0	$0

b.	Postpetition income taxes paid (local, state, and federal)	$0	$0

c.	Postpetition employer payroll taxes accrued	$0	$0

d.	Postpetition employer payroll taxes paid	$23,808	$23,808

e.	Postpetition property taxes paid	$0	$0

f.	Postpetition other taxes accrued (local, state, and federal)	$0	$0

g.	Postpetition other taxes paid (local, state, and federal)	$0	$0

Part 7: Questionnaire - During this reporting period:
a.	Were any payments made on prepetition debt? (if yes, see Instructions)	Yes	No
b.	Were any payments made outside the ordinary course of business	Yes	No
without court approval? (if yes, see Instructions)
c.	Were any payments made to or on behalf of insiders?	Yes	No
d.	Are you current on postpetition tax return filings?	Yes	No
e.	Are you current on postpetition estimated tax payments?	Yes	No
f.	Were all trust fund taxes remitted on a current basis?	Yes	No
g.	Was there any postpetition borrowing, other than trade credit? (if yes, see Instructions)	Yes	No
h.	Were all payments made to or on behalf of professionals approved by the court?	Yes	No	N/A
i.	Do you have: Worker’s compensation insurance?	Yes	No
	If yes, are your premiums current?	Yes	No	N/A	(if no, see Instructions	)
	Casualty/property insurance?	Yes	No
	If yes, are your premiums current?	Yes	No	N/A	(if no, see Instructions	)
	General liability insurance?	Yes	No
	If yes, are your premiums current?	Yes	No	N/A	(if no, see Instructions	)
j.	Has a plan of reorganization been filed with the court?	Yes	No
k.	Has a disclosure statement been filed with the court?	Yes	No
l.	Are you current with quarterly U.S. Trustee fees as set forth under 28 U.S.C. § 1930?	Yes	No

UST Form 11-MOR (12/01/2021)	8

Case 22-11305-CTG Doc 165 Filed 01/20/23 Page 9 of 12

Debtor’s Name Quanergy Systems, Inc.	Case No. 22-11305

Part 8: Individual Chapter 11 Debtors (Only)
a. Gross income (receipts) from salary and wages	$0

b. Gross income (receipts) from self-employment	$0

c. Gross income from all other sources	$0

d. Total income in the reporting period (a+b+c)	$0

e. Payroll deductions	$0

f. Self-employment related expenses	$0

g. Living expenses	$0

h. All other expenses	$0

i. Total expenses in the reporting period (e+f+g+h)	$0

j. Difference between total income and total expenses (d-i)	$0

k. List the total amount of all postpetition debts that are past due	$0

l. Are you required to pay any Domestic Support Obligations as defined by 11 U.S.C § 101(14A)?	Yes No
m. If yes, have you made all Domestic Support Obligation payments?	Yes No N/A

Privacy Act Statement

28 U.S.C. § 589b authorizes the collection of this information, and provision of this information is mandatory under 11 U.S.C.

§§ 704, 1106, and 1107. The United States Trustee will use this information to calculate statutory fee assessments under 28 U.S.C. § 1930(a)(6). The United States Trustee will also use this information to evaluate a chapter 11 debtor’s progress through the bankruptcy system, including the likelihood of a plan of reorganization being confirmed and whether the case is being prosecuted in good faith. This information may be disclosed to a bankruptcy trustee or examiner when the information is needed to perform the trustee’s or examiner’s duties or to the appropriate federal, state, local, regulatory, tribal, or foreign law enforcement agency when the information indicates a violation or potential violation of law. Other disclosures may be made for routine purposes. For a discussion of the types of routine disclosures that may be made, you may consult the Executive Office for United States Trustee’s systems of records notice, UST-001, “Bankruptcy Case Files and Associated Records.” See 71 Fed. Reg. 59,818 et seq. (Oct. 11, 2006). A copy of the notice may be obtained at the following link: http:// www.justice.gov/ust/eo/rules_regulations/index.htm. Failure to provide this information could result in the dismissal or conversion of your bankruptcy case or other action by the United States Trustee. 11 U.S.C. § 1112(b)(4)(F).

I declare under penalty of perjury that the foregoing Monthly Operating Report and its supporting documentation are true and correct and that I have been authorized to sign this report on behalf of the estate.

/s/ Lawrence Perkins	Lawrence Perkins
Signature of Responsible Party	Printed Name of Responsible Party

Chief Restructuring Officer	01/20/2023
Title	Date

UST Form 11-MOR (12/01/2021)	9

Case 22-11305-CTG Doc 165 Filed 01/20/23 Page 10 of 12

Debtor’s Name Quanergy Systems, Inc.	Case No. 22-11305

UST Form 11-MOR (12/01/2021)	10

Case 22-11305-CTG Doc 165 Filed 01/20/23 Page 11 of 12

Debtor’s Name Quanergy Systems, Inc.	Case No. 22-11305

UST Form 11-MOR (12/01/2021)	11

Case 22-11305-CTG Doc 165 Filed 01/20/23 Page 12 of 12

Debtor’s Name Quanergy Systems, Inc.	Case No. 22-11305

UST Form 11-MOR (12/01/2021)	12

Case 22-11305-CTG      Doc 165-1      Filed 01/20/23      Page 1 of 1

THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

QUANERGY SYSTEMS, INC.,[1]	Case No. 22-11305 (CTG)

Debtor.

NOTES TO MONTHLY OPERATING REPORT

On December 13, 2022 (the “Petition Date”), the above-captioned debtor and debtor in possession (the “Debtor”) filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

Please be advised that the accompanying monthly operating report and the exhibits thereto (the “MOR”) are unaudited, preliminary, and may not comply with generally accepted accounting principles in the United States of America (“U.S. GAAP”) in all material respects.

The Debtor historically prepared consolidated quarterly and annual financial statements that were audited annually. The last full year SEC-filed audit was for calendar year 2021. There were subsequent 10-Q reports filed through Q3 2022. The consolidated statements included the Debtor and its non-Debtor affiliates. Conversely, the MOR generally reflects the operations and financial position of the Debtor on a non-consolidated basis. Accordingly, the amounts listed in the MOR will likely differ, at times materially, from the historic consolidated financial reports.

The MOR is limited in scope, covers a limited time period, and has been prepared solely for the purpose of complying with the reporting requirements of the Bankruptcy Code and the United States Trustee. The unaudited financial statements have been derived from the Debtor’s books and records. The information presented herein has not been subjected to all procedures that would typically be applied to financial information presented in accordance with U.S. GAAP. Upon the application of such procedures, the financial information could be subject to changes, and these changes could be material. The information furnished in the MOR includes normal recurring adjustments, but does not include all of the adjustments that would typically be made for interim financial statements in accordance with U.S. GAAP.

Given the complexity of the Debtor’s business, inadvertent errors, omissions or over-inclusions may have occurred. Accordingly, the Debtor hereby reserves the right to amend or supplement the MOR, if necessary, but shall be under no obligation to do so.

[1]

The Debtor and the last four digits of its taxpayer identification number are: Quanergy Systems, Inc. (5845). The Debtor’s mailing address for purposes of the Chapter 11 Case is 433 Lakeside Drive, Sunnyvale, CA 94085.

Case 22-11305-CTG      Doc 165-2      Filed 01/20/23      Page 1 of 8

Quanergy Systems, Inc.

Statement of Cash Receipts and Disbursements

($ in USD)

12/13 - 12/31
Beginning Cash Balance	$9,101,853
Receipts
Collections	$82,562

Total Receipts	$82,562
Operating Disbursements
Payroll and Benefits	$714,406
AP	72,810
Other	1,807

Total Operating Disbursements	$789,023

Operating Cash Flow	$(706,462)

Restructuring Related
Professional fees	$—

Total Restructuring Related	$—

Net Cash Flow	$(706,462)

Ending Cash Balance	$8,395,391

Case 22-11305-CTG      Doc 165-2      Filed 01/20/23      Page 2 of 8

Quanergy Systems, Inc.

Balance Sheet for period ending December 31, 2022

($ in USD)

12/31/2022
Assets
Current assets:
Cash and cash equivalents	$8,395,391
Restricted cash	70,000
Accounts receivable, net of allowance for doubtful accounts	1,226,061
Prepaid business insurance and D&O	4,656,556
Inventory	5,934,293
Sensata Warrants (1)	17,357,679
Prepaid expenses and other current assets	2,967,781

Total current assets	$40,607,761
Property and equipment, net	$550,470
Operating lease assets	756,794
Other long-term assets	229,031

Total assets	$42,144,056

Liabilities and stockholders’ equity
Current Liabilities:
Accounts payable	$6,504,568
Accrued expenses	1,626,724
Accrued liabilities	10,872,840
Accrued liabilities (Post petition)	24,873
Professional fees (Post petition)	999,864
Other current liabilities	557,301

Total current liabilities	$20,586,170
Operating lease liabilities	$756,794
Other long-term liabilities	9,744,384

Total liabilities	$31,087,348
Total Stockholders’ equity	$11,056,708

Total liabilities and stockholders’ equity	$42,144,056

Notes:

(1)

The Sensata Warrants were originally capitalized at the expected value of future services to be received, which is now currently expected to be close to zero. These were recorded in accordance with GAAP, and to the best of our knowledge, there has not been transaction requiring a revision in valuation.

Case 22-11305-CTG      Doc 165-2      Filed 01/20/23      Page 3 of 8

Quanergy Systems, Inc.

Statement of Operations

($ in USD)

12/13 - 12/31
Revenue	$209,958
Cost of Sales	43,143

Gross Margin	$166,815
Selling expenses	$377,870
General and administrative	1,084,964
Payroll Taxes	23,808
Depreciation and amortization	26,029
Restructuring expenses	999,864
Other operating expenses	65,417

Income (loss) from operations	$(2,411,137)
Other income:
Interest income	$530

Income (loss) before income taxes	$(2,410,607)
Income tax	$—

Net Income (loss)	$(2,410,607)

Case 22-11305-CTG      Doc 165-2      Filed 01/20/23      Page 4 of 8

Quanergy Systems, Inc.

Accounts Receivable as of December 31, 2022

($ in USD)

12/31/2022
Accounts Receivable Reconciliation
Total Accounts Receivable at the beginning of the reporting period	$1,360,426
+ Amounts billed during the period	209,958
- Amounts collected during the period	(81,981)

Total Accounts Receivable at the end of the reporting period	$1,488,403

12/31/2022
Accounts Receivable Aging
Current	$448,673
1-30 Days Past Due	529,227
31-60 Days Past Due	200,044
61-90 Days Past Due	48,067
91+ Days Past Due	262,393

Total	$1,488,403

Case 22-11305-CTG      Doc 165-2      Filed 01/20/23      Page 5 of 8

Quanergy Systems, Inc.

Bank Reconciliation

($ in USD)

Silicon Valley Bank x2011

Bank Reconciliation	Bank Name	Bank Balance	Adjustments	Book Balance
x2011	Silicon Valley Bank	$6,572,370	$2,785	$6,575,155

Adjustments Breakout
Check#12621	$2,785

Total Adjustments	$2,785

The positive $2,785 adjustment was made due to bank credit.

Silicon Valley Bank x4224

Bank Reconciliation	Bank Name	Bank Balance	Adjustments	Book Balance
x4224	Silicon Valley Bank	$70,000	$—	$70,000

Silicon Valley Bank x1506

Bank Reconciliation	Bank Name	Bank Balance	Adjustments	Book Balance
x1506	Silicon Valley Bank	$1,800,000	$—	$1,800,000

Silicon Valley Bank x1498

Bank Reconciliation	Bank Name	Bank Balance	Adjustments	Book Balance
x1498	Silicon Valley Bank	$8,000	$—	$8,000

Silicon Valley Bank x2927

Bank Reconciliation	Bank Name	Bank Balance	Adjustments	Book Balance
x2927	Silicon Valley Bank	$—	$—	$—

Silicon Valley Bank x1679

Bank Reconciliation	Bank Name	Bank Balance	Adjustments	Book Balance
x1679	Silicon Valley Bank	$12,236	$—	$12,236

Case 22-11305-CTG      Doc 165-2      Filed 01/20/23      Page 6 of 8

Quanergy Systems, Inc.

Payments Made on Pre-Petition Debt as of December 31, 2022

($ in USD)

Payee Name	Amount	Description
Payroll	$119,029	Approved per wages motion

Case 22-11305-CTG      Doc 165-2      Filed 01/20/23      Page 7 of 8

Quanergy Systems, Inc.

Payments to Insiders

($ in USD)

Date	Description	Amount
12/30/2022	Salary and benefits	$137,961

Case 22-11305-CTG      Doc 165-2      Filed 01/20/23      Page 8 of 8

Quanergy Systems, Inc.

Payments to Professionals as of December 31, 2022

($ in USD)

Professional Firm	Date	Amount	Description
No payments		$—